UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Education Management Corporation
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210 Sixth Avenue, 33rd Floor
Pittsburgh, Pennsylvania 15222

October 6, 2010

To our Shareholders:

We are pleased to invite you to attend our Annual Meeting of Shareholders on November 5, 2010, at 10:00 a.m. Eastern Daylight Time, at the Pyramid Club, 1735 Market Street, Philadelphia, Pennsylvania.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you plan to attend in person, you can ensure that your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by Internet or by signing, dating and returning your proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Sincerely,

John R. McKernan, Jr.
Chairman of the Board of Directors

Todd S. Nelson
Chief Executive Officer

210 Sixth Avenue, 33rd Floor
Pittsburgh, Pennsylvania 15222
(412) 562-0900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 5, 2010

October 6, 2010

The 2010 Annual Meeting of Shareholders of Education Management Corporation (the “Company”) will be held at the Pyramid Club, 1735 Market Street, Philadelphia, Pennsylvania, on November 5, 2010, at 10:00 a.m. Eastern Daylight Time, for the following purposes:

1. To elect as directors the nominees named in the attached Proxy Statement to hold office for a term of one year;

2. To ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2011; and

3. To transact any other business that may properly come before the meeting.

The Board of Directors recommends a vote FOR Items 1 and 2. Shareholders of record at the close of business on September 17, 2010, will be entitled to vote at the meeting.

By order of the Board of Directors,

J. Devitt Kramer
Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 5, 2010

The Proxy Statement relating to our 2010 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

Please vote as promptly as possible
by using the Internet or by signing, dating and returning the proxy card.

On June 1, 2006, EDMC was acquired by a consortium of private investors through a merger of an acquisition company into EDMC, with EDMC surviving the merger. We sometimes refer to that transaction in this Proxy Statement as the “Transaction.” Our principal shareholders are private equity funds affiliated with Providence Equity Partners, Goldman Sachs Capital Partners and Leeds Equity Partners, which we refer to in this Proxy Statement collectively as the “Sponsors.” As used in this Proxy Statement, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “EDMC” and similar references refer collectively to Education Management Corporation and its subsidiaries. References to our fiscal year refer to the 12-month period ended June 30 of the year referenced.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
NOVEMBER 5, 2010

VOTING RIGHTS, PROXIES AND SOLICITATION

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders to be held on November 5, 2010. This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about October 6, 2010.

General

We are furnishing this Proxy Statement to shareholders of Education Management Corporation, a Pennsylvania corporation (“EDMC” or the “Company”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2010 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting is scheduled to be held on Friday, November 5, 2010, at 10:00 a.m. Eastern Daylight Time, at the Pyramid Club, 1735 Market Street, Philadelphia, Pennsylvania, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Our Board has fixed the close of business on September 17, 2010 (the “Record Date”) as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on the Record Date, there were 141,206,389 shares of our common stock, par value $0.01 per share, outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. Shareholders do not have cumulative voting rights.

Quorum

Holders of a majority of the outstanding shares of our common stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum. Proxies marked as abstaining and proxies returned by brokers as “non-votes” because they have not received voting instructions from the beneficial owners of the shares each will be treated as shares present for purposes of determining the presence of a quorum.

Voting

Shareholders of record (that is, shareholders who hold their shares in their own name) can vote in any one of three ways:

(1) Via the Internet:  Go to the Web site listed on your proxy card to vote via the Internet. You will need to follow the instructions on your proxy card and the Web site. If you vote via the Internet, you may incur telephone and Internet access charges.

(2) By Mail:  Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

(3) In Person:  Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet voting also will be offered to shareholders owning shares through most banks and brokers.

If you vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Board, as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion.

If you come to the Annual Meeting to cast your vote in person and you are holding your shares in street name, you will need to bring a legal proxy obtained from your broker, bank or nominee which will authorize you to vote your shares in person.

Your vote is important. We encourage you to sign and date your proxy card and return it in the enclosed postage-paid envelope, or vote over the Internet, so that your shares may be represented and voted at the Annual Meeting.

Changing Your Vote

You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. The contact information for the Company’s Secretary is stated on page 48 under “Communications with Directors.” If you voted via the Internet you may also change your vote with a timely and valid later Internet vote or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by ballot at the meeting.

Effect of Not Casting Your Vote

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this Proxy Statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent auditor (Item 2 of this Proxy Statement). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. For more information on this topic, see the SEC Investor Alert issued in February 2010 entitled “New Shareholder Voting Rules for the 2010 Proxy Season” at http://www.sec.gov/investor/alerts/votingrules2010.htm.

Votes Required

Election of Directors.  Directors are elected by a plurality of the votes cast. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors, or shares held by a broker for which voting instructions have not been given, will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present. Since directors are elected by a plurality of the votes cast, abstentions and broker non-votes will have no effect on the election of directors.

You may vote either “FOR” or “WITHHOLD” with respect to each nominee for the Board.

Ratification of Independent Auditor.  The ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending June 30, 2011 will require the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on any of these proposals. If the selection of Ernst & Young LLP is not ratified by our shareholders, the Audit Committee will reconsider its recommendation.

Other Items.  Under our Amended and Restated Bylaws (the “Bylaws”) and the NASDAQ Stock Market (“NASDAQ”) listing rules, approval of any other proposal to be voted upon at the Annual Meeting would require the affirmative vote of a majority of the votes cast at the Annual Meeting to be voted “FOR” the proposal. A properly executed proxy marked “ABSTAIN” with respect to any proposal and broker non-votes will not be counted as a vote cast “FOR” or “AGAINST” any proposal.

Electronic Access to Proxy Materials and Annual Report

This Proxy Statement and the Company’s 2010 Annual Report are available on the Company’s Web site at www.edmc.edu on the “Investor Relations” page as well at www.proxyvote.com. Instead of receiving paper copies of next year’s Proxy Statement and Annual Report by mail, shareholders can elect to receive an e-mail message that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will:

•	gain faster access to your proxy materials;

•	save the Company the cost of producing and mailing documents to you;

•	reduce the amount of mail you receive; and

•	help preserve environmental resources.

To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Once you make this election, it will remain in effect until you inform us otherwise in writing.

Reduce Duplicate Mailings

The Company is required to provide an Annual Report to all shareholders who receive this Proxy Statement. If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize the Company to discontinue duplicate mailings of future Annual Reports (commonly referred to as “householding”). To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report. If you are voting via the Internet, you can either follow the prompts when you vote or give the Company instructions to discontinue duplicate mailings of future Annual Reports. Street name shareholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker.

Proxy Solicitation

EDMC will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished by our Board to our shareholders. Proxies may be solicited without additional compensation by directors, officers and employees of EDMC and its subsidiaries. Copies of solicitation material will be furnished to brokerage firms, banks and other nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. If asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, facsimile, Internet and personal solicitation by our directors, officers or other regular employees.

Advance Notice of Shareholder Proposals and Other Items of Business

To be included in the Proxy Statement and proxy card for the 2011 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company at its principal office on or before June 8, 2011. Proposals and other items of business should be directed to the attention of the Secretary at the principal office of the Company at 210 Sixth Avenue, 33rd Floor, Pittsburgh, PA 15222.

ITEM 1 — ELECTION OF DIRECTORS

EDMC’s Board currently consists of ten members. Our directors are elected to serve for a one-year term and until his or her successor is duly elected and qualified. Each of the ten nominees listed below has consented to act as a director of EDMC if elected. If, however, a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

In connection with our initial public offering, certain of our shareholders, including the Sponsors, entered into a shareholders agreement, which we refer to as our “Shareholders Agreement.” The parties to the Shareholders Agreement have agreed to vote their shares to elect two members to our Board of Directors designated by each of certain private equity funds affiliated with Providence Equity Partners and certain private equity funds affiliated with Goldman Sachs Capital Partners, and one member of our Board of Directors designated by certain private equity funds affiliated with Leeds Equity Partners. The respective rights of Providence Equity Partners and Goldman Sachs Capital Partners to appoint directors will be reduced to the right to designate one director if such Sponsor’s beneficial stock ownership drops below 10% of the outstanding shares of our common stock, and the right of each Sponsor to designate directors will be eliminated if that Sponsor’s beneficial stock ownership drops below 2% of the outstanding shares of our common stock. As of the Record Date, the parties to the Shareholders Agreement collectively beneficially owned 83.4% of our outstanding common stock.

Director Nominees

Information about each director nominee is set forth below, including the nominee’s principal occupation and business experience, other directorships, age as of August 31, 2010, and tenure on the Company’s Board.

Name and Age	Director Since	Business Experience, Other Directorships and Qualifications

Todd S. Nelson 51	February 2007	Todd S. Nelson has served as our Chief Executive Officer and a Director since February 2007. Mr. Nelson also served as our President from February 2007 to December 2008. Mr. Nelson worked as an independent consultant from January 2006 through January 2007 and for Apollo Group, Inc. from 1987 through January 2006. Mr. Nelson served in various roles with Apollo Group, Inc. and was appointed President in February 1998, Chief Executive Officer in August 2001 and Chairman of the Board in June 2004. Mr. Nelson was a member of the faculty at the University of Nevada at Las Vegas from 1983 to 1984. Based on his long and distinguished experience in the for-profit post-secondary education industry and as Chief Executive Officer of the Company, Mr. Nelson provides the Board of Directors with a unique understanding of the operations of the Company.

Mick J. Beekhuizen 34	October 2009	Mick J. Beekhuizen joined Goldman, Sachs & Co. in 2000 and has been a Vice President in the Merchant Banking Division since 2006. Prior to joining the Merchant Banking Division in New York in 2004, Mr. Beekhuizen worked in the Investment Banking Division at Goldman, Sachs & Co. in Frankfurt, Germany. As a designee of Goldman Sachs Capital Partners, Mr. Beekhuizen provides the Board of Directors with strong analytical skills when evaluating capital structure alternatives and transactions.

Name and Age	Director Since	Business Experience, Other Directorships and Qualifications

Samuel C. Cowley 50	October 2009	Samuel C. Cowley has served as Executive Vice President, Business Development, General Counsel and Secretary of Matrixx Initiatives, Inc., a seller of over-the-counter healthcare products, since May 2008. Prior to joining Matrixx Initiatives, Mr. Cowley served as Executive Vice President and General Counsel for Swift Transportation Co., Inc. and was a member of Swift Transportation’s board of directors from March 2005 to May 2007. Mr. Cowley previously was a partner with the law firm of Snell & Wilmer L.L.P. Mr. Cowley has been a director of Matrixx Initiatives since July 2005. Mr. Cowley’s career as an attorney in private practice as well as a senior executive and director of companies provides the Board of Directors with a valuable mix of legal expertise and operational management skills.

Adrian M. Jones 46	June 2006	Adrian M. Jones joined Goldman, Sachs & Co. in 1994 and has been a Managing Director within the Principal Investment Area of its Merchant Banking Division since 2002, where he focuses on consumer-related and healthcare opportunities and is also a member of the Corporate Investment Committee of the Merchant Banking Division of Goldman, Sachs & Co. He serves on the board of directors of Dollar General Corporation, a publicly traded discount retailer, and is a director of Biomet, Inc., HealthMarkets, Inc., Michael Foods Inc. and Signature Hospital Holding, LLC, each of which is privately-held. Mr. Jones, who is a designee of Goldman Sachs Capital Partners, provides the Board of Directors with a broad background addressing capital structure issues as both a private investor and as a director of publicly traded and privately-held companies.

Jeffrey T. Leeds 54	March 2007	Jeffrey T. Leeds is President and Co-Founder of Leeds Equity Partners, which he co-founded in 1993 and which invests in private equity transactions in the education, information services and training industries. Prior to co-founding Leeds Equity Partners, Mr. Leeds spent seven years specializing in mergers and acquisitions and corporate finance at Lazard Freres & Co. Prior to joining Lazard Freres & Co., Mr. Leeds served as a law clerk to the Hon. William J. Brennan, Jr. of the Supreme Court of the United States during the 1985 October Term. Mr. Leeds also worked in the corporate department of the law firm of Cravath, Swaine & Moore in New York after graduating from law school. Mr. Leeds currently serves on the board of directors of RealPage, Inc., a publicly traded provider of on demand software solutions for the rental housing industry, and is a director of Instituto de Banca y Comercio and SeatonCorp. and a Trustee on the United Federation of Teacher’s Charter School Board in New York City. Mr. Leeds has previously served as a director of Ross University, Argosy University and Datamark, Inc., among others. Mr. Leeds, who is a designee of Leeds Equity Partners, brings to the Board of Directors his vast experience in the education and related industries as well as his strong legal, financial and business acumen.

Name and Age	Director Since	Business Experience, Other Directorships and Qualifications

John R. McKernan, Jr. 62	June 1999	John R. McKernan, Jr. is our Chairman of the Board of Directors. Mr. McKernan served as our Executive Chairman from February 2007 to December 2008 and our Chief Executive Officer from September 2003 until February 2007. Mr. McKernan joined us as our Vice Chairman and a member of the Board of Directors in June 1999. In March 2003, he became our President and served in that office until September 2003. Mr. McKernan is also a director of BorgWarner Inc., a publicly traded producer of engineered components and vehicle powertrain system applications, and served as Governor of the State of Maine from 1987 to 1995. Mr. McKernan brings to the Board of Directors and the Chairman position his extensive knowledge of the Company’s business, structure, history and culture along with his understanding of the legislative process based on his experience in government.

Leo F. Mullin 67	June 2006	Leo F. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. in December 2003 and Chairman in April 2004, after having served as Chief Executive Officer of Delta Air Lines, Inc. since 1997 and Chairman since 1999. Mr. Mullin currently serves in a consultative capacity as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. Mr. Mullin serves as a director of Johnson & Johnson, a publicly traded manufacturer of pharmaceutical and healthcare products, and ACE Limited, a publicly traded provider of insurance and reinsurance services, and is a director of Michael Foods, Inc., Kenan Advantage Group, Inc. and Hawker Beechcraft Corporation, each of which is privately-held. He is a board member and immediate past board chairman of the Juvenile Diabetes Research Foundation. Mr. Mullin previously served as a director of Bell South Corporation. Mr. Mullin’s experience from having served as Chairman and CEO of one of the nation’s largest airlines and his long and distinguished career in the banking industry make him a skilled advisor on operational and financial matters.

Name and Age	Director Since	Business Experience, Other Directorships and Qualifications

Michael K. Powell 47	October 2009	Michael K. Powell currently serves in a consultative capacity as a Senior Advisor, on a part-time basis, to Providence Equity Partners and as Chairman of the MK Powell Group, a consulting firm. Mr. Powell was Chairman of the Federal Communications Commission from January 2001 to March 2005, having served as a Commissioner since November 1997. Mr. Powell previously served as the Chief of Staff of the Antitrust Division of the Department of Justice. Mr. Powell is also a director of Cisco Systems, Inc., a multinational corporation that designs and sells networking and communications technology and services. Mr. Powell additionally serves on the boards of directors of AOL Corp., a publicly traded internet services company, Altegrity, Inc., a provider of information solutions, Archipelago Learning, Inc., a publicly-traded subscription based online education company, and ObjectVideo, a provider of video software for security, public safety and other applications. He also serves on the non-profit boards of Americas Promise, the Rand Corporation and the Aspen Institute. Mr. Powell’s background in government service, including as Chairman of the Federal Communications Commission, and as an independent consultant provides the Board of Directors with a unique and valuable insight on the regulatory process which governs substantially all of the Company’s operations.

Paul J. Salem 47	June 2006	Paul J. Salem is a Senior Managing Director and a co-founder of Providence Equity Partners. Prior to joining Providence Equity Partners in 1992, Mr. Salem worked for Morgan Stanley & Co. in corporate finance and mergers and acquisitions. Prior to that time, Mr. Salem spent four years with Prudential Investment Corporation, an affiliate of Prudential Insurance, where his responsibilities included leveraged buyout transactions and helping to establish Prudential’s European investment office. Mr. Salem is also a director of N.E.W. Asurion Corp., a provider of technology protection services, and NexTag, Inc., a provider of online comparison shopping, and previously served as a director of PanAmSat Holding Corporation. Mr. Salem, who is a designee of Providence Equity Partners, provides the Board of Directors with a broad-based background in analyzing business operations, models, strategic plans and financial statements.

Name and Age	Director Since	Business Experience, Other Directorships and Qualifications

Peter O. Wilde 42	June 2006	Peter O. Wilde is a Managing Director of Providence Equity Partners. Prior to joining Providence Equity Partners in 2002, Mr. Wilde was a General Partner at BCI Partners, where he began his career in private equity investing in 1992. Mr. Wilde is also a director of N.E.W. Asurion Corp., a provider of technology protection services, Decision Resources, Inc., JBP Holdings, LLC, which owns Assessment Technologies Institute and Jones & Bartlett Publishers, Edline Holdings LLC, IkaSystems Corporation, Study Group Pty Limited, Survey Sampling International LLC, Virtual Radiologic Corporation and is chairman of Archipelago Learning, Inc., a publicly-traded subscription based online education company. Mr. Wilde previously served as a director of Medical Media Holdings LLC, Pluris, Inc., Vendome Associates, Colorado Cinema Group LLC and Kerasotes Theates, Inc. Mr. Wilde, who is a designee of Providence Equity Partners, brings to the Board of Directors his extensive understanding of private equity and financial matters and experience as an investor in and director of several other companies in the education industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Involvement in Certain Legal Proceedings

In October 2004, Apollo Group, Inc. and certain of its then current executive officers, including Todd S. Nelson, our Chief Executive Officer and a director, were named as defendants in three civil lawsuits in the U.S. District Court for the District of Arizona alleging violations of Sections 10(b) and 20(b) of the Securities Exchange Act of 1934, as amended, later consolidated as In re Apollo Group, Inc. Securities Litigation. In August 2008, the District Court entered judgment in favor of all of the defendants, including Mr. Nelson, overturning a previous jury verdict in favor of the plaintiffs. On June 24, 2010, Apollo announced that the United States Court of Appeals for the Ninth Circuit reversed the District Court’s ruling in favor of the defendants and ordered the District Court to enter judgment against the defendants in accordance with the jury verdict. Apollo also announced that it will explore all available options for seeking further review of the Ninth Circuit’s decision.

In addition, in November 2006, Apollo Group, Inc. and certain of its current and former directors and officers, including Mr. Nelson, were named as defendants in a class action lawsuit in the U.S. District Court for the District of Arizona entitled Teamsters Local 617 Pension and Welfare Funds v. Apollo Group, Inc. et al. The plaintiffs asserted violations of Sections 10(b), 20(a), and 20A of the Securities Exchange Act of 1934, as amended, and of Rule 10b-5 thereunder, as well as state law claims for breach of fiduciary duty and civil conspiracy. Plaintiffs based those claims on alleged misrepresentations concerning Apollo Group, Inc.’s stock option granting policies and practices and related accounting. In March 2009, the District Court dismissed the state law claims, but denied motions to dismiss the remaining claims against certain of the defendants, including Mr. Nelson. In April 2009, the plaintiffs filed a Second Amended Complaint, which alleges similar claims for alleged securities fraud against the same defendants. In June 2009, all defendants filed a motion to dismiss the Second Amended Complaint. In February 2010, the Court partially granted the plaintiffs’ motion for reconsideration, but withheld a final determination on the individual defendants pending the Court’s ruling on the motion to dismiss the Second Amended Complaint. Discovery has not yet begun in this case.

Leo F. Mullin, a director, served as Chief Executive Officer of Delta Air Lines, Inc. from 1997 through December 2003 and as Chairman of Delta Air Lines, Inc. from 1999 through April 2004. Delta Air Lines, Inc. filed a petition under federal bankruptcy laws in September 2005.

CORPORATE GOVERNANCE

Board Structure

Our Board of Directors currently consists of ten persons. The Board of Directors has determined that Samuel C. Cowley, Leo F. Mullin and Michael K. Powell are independent in accordance with the listing standards for companies with securities listed on NASDAQ.

Parties to the Shareholders Agreement collectively own more than 50% of the total voting power of our common stock, and we utilize certain “controlled company” exemptions under NASDAQ’s corporate governance listing standards that free us from the obligation to comply with certain NASDAQ corporate governance requirements, including the requirements:

•	that a majority of our Board of Directors consists of independent directors;

•	that the compensation of executive officers be determined, or recommended to our Board of Directors for determination, either by (a) a majority of the independent directors or (b) a compensation committee comprised solely of independent directors; and

•	that director nominees be selected, or recommended for our Board of Directors’ selection, either by (a) a majority of the independent directors or (b) a nominations committee comprised solely of independent directors.

These exemptions do not modify the independence requirements for our Audit Committee, and our Audit Committee is composed solely of independent directors.

Meetings of the Board

In fiscal 2010, our Board met ten times. In addition to meetings of the Board, directors attended meetings of individual Board committees. In fiscal 2010, all of the directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member during the periods for which they served. In addition to Board and committee meetings, it is the Company’s policy that directors are expected to attend the Annual Meeting.

Non-management members of the Board meet in executive sessions on a regular basis. Neither the Chairman of the Board of Directors, nor the Chief Executive Officer or any other member of management attends such meetings of non-management directors. For information regarding how to communicate with non-management directors as a group and one or more individual members of the Board, see “Communications with Directors” below.

Board Committees

The principal standing committees of the Board include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each such committee operates under a written charter, current copies of which are available on the Company’s website at www.edmc.edu under the heading “Corporate Governance” on the “Investor Relations” page of the website. Copies of the charters are also available in print to shareholders upon request, addressed to the Company’s Secretary at 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222.

The table below provides fiscal 2010 membership and meeting information for our principal Board committees.

		Compensation	Nominating and Corporate
Director	Audit Committee	Committee	Governance Committee

Todd S. Nelson
Mick J. Beekhuizen
Samuel C. Cowley	Member
Adrian M. Jones		Chairperson	Member
Jeffrey T. Leeds		Member	Member
John R. McKernan, Jr.
Leo F. Mullin	Chairperson		Member
Michael K. Powell	Member
Paul J. Salem			Chairperson
Peter O. Wilde		Member
Meetings in Fiscal 2010	6	1	—

Audit Committee and Audit Committee Financial Expert.  Our Audit Committee assists our Board of Directors in its oversight of the integrity of our financial statements, our independent auditor’s qualifications and independence and the performance of our independent auditor. Additionally, the Audit Committee:

•	reviews the audit plans and findings of our independent auditor and our internal audit staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent auditor;

•	reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•	appoints annually our independent auditor, evaluates its independence and performance and sets clear hiring policies for employees or former employees of the independent auditor.

Our Audit Committee is composed solely of independent directors. Our Board of Directors has determined that Leo F. Mullin, the chairman of the Audit Committee, qualifies as an “audit committee financial expert.”

Compensation Committee.  Our Compensation Committee oversees our compensation and benefits policies; oversees and sets the compensation and benefits arrangements of our Chief Executive Officer and certain other executive officers; provides a general review of, and makes recommendations to our Board of Directors and/or to the Company’s shareholders with respect to our equity-based compensation plans; reviews and makes recommendations with respect to all of our equity-based compensation plans that are not otherwise subject to the approval of our shareholders; implements, administers, operates and interprets all equity-based and similar compensation plans to the extent provided under the terms of such plans, including the power to amend such plans; and reviews and approves awards of shares or options to officers and employees pursuant to our equity-based plans.

Nominating and Corporate Governance Committee.  The principal duties of the Nominating and Corporate Governance Committee are to recommend to the Board of Directors proposed nominees for election to the Board of Directors by the shareholders at annual meetings and to develop and make recommendations to the Board of Directors regarding corporate governance matters and practices.

Director Qualifications and Diversity

The Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee or by a shareholder. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our shareholders. The Nominating and Corporate Governance Committee works with our Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having Board members with diverse backgrounds and experience. Characteristics expected of all directors include integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. We believe all of our directors possess these characteristics.

In evaluating the suitability of director candidates, the Nominating and Corporate Governance Committee takes into account many factors, including a general understanding of business strategy, marketing, finance, executive compensation and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of our business and industry; educational and professional background; personal accomplishment; whether a candidate meets the definition of independent director as specified in NASDAQ’s listing standards; and race, age, gender and ethnic diversity. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best continue the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. The Nominating and Corporate Governance Committee evaluates each incumbent director to determine whether the director should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s history of meeting attendance, tenure, and preparation for and participation at Board and Board committee meetings.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider director candidates properly submitted by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate, including those traits, abilities and experience identified above. Any submission of a proposed candidate for consideration by the Nominating and Corporate Governance Committee should include the name of the proposing shareholder and evidence of such person’s ownership of EDMC stock, and the name of the proposed candidate, his or her resume or a listing of his or her qualifications to be a director of the Company, and the proposed candidate’s signed consent to be named as a director if recommended by the Nominating and Corporate Governance Committee. Such information will be considered by the chairperson of the Nominating and Corporate Governance Committee, who will present the information on the proposed candidate to the entire Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee identifies new potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board. The Nominating and Corporate Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Nominating and Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chairperson or another member of the Nominating and Corporate Governance Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Corporate Governance Committee will request information from the candidate, review the candidate’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Corporate Governance Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, members of the Nominating and Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Board of Directors Leadership Structure

EDMC’s Board annually elects one of its own members as the Chairman of the Board. Mr. McKernan currently serves as Chairman of our Board. Our Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Board retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interest of the Company and our shareholders at any given time. We believe our current board leadership structure is appropriate because of the prior experience of Mr. McKernan as our Chief Executive Officer and Executive Chairman. The Board believes that Mr. McKernan has served effectively as a liaison between the Board and management by having served the Company in both capacities.

Board of Directors Risk Oversight

The Board takes an active role in risk oversight of our company both as a full Board and through its committees. Presentations and discussions at Board and committee meetings include an assessment of opportunities and risks inherent in our strategies and external environment.

The entire Board addresses enterprise level risks facing the Company. In connection with the execution of this duty, our Chief Executive Officer reports to Board of Directors at each Board meeting any enterprise and other material risks facing the Company. In addition, strategic risk, which relates to the Company properly defining and achieving its high-level goals and mission, as well as operating risk, the effective and efficient use of resources and pursuit of opportunities, are regularly monitored and managed by the full Board through the Board’s regular and consistent review of our operating performance and strategic plan. For example, at each of the Board’s regularly scheduled meetings throughout the year, management provides presentations on the Company’s performance. The entire Board of Directors approves our strategic plan and annual operating plan, the results of which are reported on by management at each regular Board meeting.

Reporting risk, which relates to the reliability of our financial reporting, and compliance risk, which relates to our compliance with applicable laws and regulations, are primarily overseen by the Audit Committee. Under its charter, the Audit Committee is responsible for addressing our major areas of risk exposure, whether operational, financial or otherwise, the adequacy and effectiveness of our accounting and financial reporting and disclosure controls and procedures, and the steps management has taken to monitor and control such exposures and manage legal compliance. It receives a report from management at least annually regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems. The head of our internal audit department meets with the Audit Committee on a quarterly basis to discuss any potential risk or control issues. In addition, the internal audit department performs an annual risk assessment in connection with creating its audit plan and shares the results of this risk assessment with the Audit Committee. Identified risks are prioritized based on the potential exposure to the business, measured as a function of severity of impact and likelihood of occurrence. Our internal audit department performs integrated audits designed to test business functions along with financial reporting and internal controls. Results of internal audits are discussed with the Audit Committee on a quarterly basis.

While the Board oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is a highly effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Risk in Compensation Programs

Our management, under the oversight of the Compensation Committee and with assistance from human resources and legal personnel, undertook a review of our compensation programs in fiscal 2010 to determine whether the risks arising from our compensation programs were reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of the design and operation of our compensation programs, identification and evaluation of situations or compensation elements that may raise material risks, and an evaluation of other controls and processes designed to identify and manage risk. Based on this review, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Code of Business Ethics and Conduct

The Board has adopted a Code of Business Ethics and Conduct that applies to every employee of the Company, including our Chief Executive Officer, Chief Financial Officer and Controller and Chief Accounting Officer. A current copy of the Code of Business Ethics and Conduct is posted on the Company’s website at www.edmc.edu under the heading “Corporate Governance” on the “Investor Relations” page of our website. Copies of the Code of Business Ethics and Conduct are also available in print to shareholders upon request, addressed to EDMC’s Secretary at 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222. The Company intends to post any amendments to or waivers from the Code of Business Ethics and Conduct on its website.

ITEM 2 — RATIFICATION OF SELECTION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT AUDITOR

The Board has selected Ernst & Young LLP as our independent auditor to audit our consolidated financial statements for the fiscal year ending June 30, 2011, and has directed that management submit the selection of Ernst & Young LLP as our independent auditor for ratification by the shareholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from our shareholders and will be given an opportunity to make a statement if he or she desires to do so.

Shareholder ratification of the selection of Ernst & Young LLP as our independent auditor is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to shareholders for ratification as a matter of good corporate governance. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if they determine that such a change would be in the best interests of EDMC and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR.

Audit Committee Report

The Audit Committee, which was created in connection with the completion of the Company’s initial public offering in October 2009, reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the accounting and financial reporting processes of the Company, including the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, review of the qualifications, independence and performance of the Company’s independent auditors, and oversight of the Company’s internal audit function. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control, while the Company’s independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.

In performing its duties, the Audit Committee meets at least quarterly and has held discussions with management and the internal and independent auditors, including private sessions with the internal auditors and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended June 30, 2010 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee has discussed with the independent auditors matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and by other applicable Auditing Standards, including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties. In addition, the independent auditors provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee and the independent auditors have discussed the auditors’ independence from the Company and its management, including the matters in those written disclosures and letter. Additionally, the Audit Committee considered the non-audit services provided by the independent auditors and the fees and costs billed and expected to be billed by the independent auditors for those services. All of the non-audit services provided by the independent auditors since the completion of the Company’s initial public offering in October 2009, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit Committee Pre-Approval Policy and Procedure adopted by the Committee. When approving the retention of the independent auditors for non-audit services, the Audit Committee considered whether the retention of the independent auditors to provide those services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee believes that the non-audit services provided by the independent auditors are compatible with, and did not impair, auditor independence.

The Audit Committee also has discussed with the Company’s internal and independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors on August 30, 2010, and the Board of Directors has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, and the Board of Directors has approved the selection of Ernst & Young LLP as the Company’s independent auditors for the Company’s fiscal year ending June 30, 2011 and recommended to the Company’s shareholders that they ratify such appointment.

Respectfully Submitted by the Members of the Audit Committee,

Samuel C. Cowley
Leo F. Mullin, Chair
Michael K. Powell

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Audit Committee Report shall not be incorporated by reference in any such filings or deemed “soliciting material” or to be “filed” with the SEC.

Audit, Audit-Related, Tax and All Other Fees

The following table shows the fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of our interim financial statements for fiscal 2010 and 2009, and fees for other services rendered by Ernst & Young LLP during fiscal 2010 and 2009.

	2010	2009

Audit Fees(1)	$1,784,100	$1,718,300
Audit-Related Fees(2)	—	68,800
Tax Fees(3)	—	79,000
All Other Fees	—	—

Total	$1,784,100	$1,866,100

(1)	Audit Fees consist of the audit of the consolidated financial statements and quarterly reviews, technical assistance with the accounting for stock-based compensation expense, procedures surrounding EDMC’s filing of Amendments to its Form S-1 during each year and Form S-8 after the completion of the initial public offering of EDMC’s common stock, including consents and comfort letter procedures, and assistance with comment letters.

(2)	Audit-Related Fees consist of specific internal control procedures.

(3)	Tax Fees consist of technical assistance with the accounting for uncertain tax positions and tax planning in anticipation of matters surrounding the initial public offering of EDMC’s common stock.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee adopted a Pre-Approval Policy and Procedure in November 2009 which requires the Audit Committee to pre-approve all audit and non-audit services provided by the independent auditors. Under the Policy, in May of each year the Audit Committee is asked to pre-approve the engagement of the independent auditors, and the projected fees, for audit services, audit-related services and tax services for the following fiscal year. Audit services include financial audits performed for financial statements filed with the U.S. Department of Education along with the audit work and other procedures performed on our system of internal controls over financial reporting. Audit-related services include services that are reasonably related to the review of our financial statements, such as consultations on accounting issues and due diligence procedures. Tax services include tax compliance, tax planning and tax advice. The term of any pre-approval applies to the Company’s fiscal year and does not depend on when the work is completed.

The fee amounts pre-approved by the Audit Committee are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year. Additional pre-approval is required if the actual fees for any service are projected to exceed the pre-approved amount before we may commit to additional services.

If we want to engage the independent auditor for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically-approved services. The Chairman of the Audit Committee is authorized to approve on behalf of the Audit Committee additional services to be rendered by our independent auditors up to a specific threshold where approval is required between meetings. The Chairman of the Audit Committee reports to the Committee any additional services he approved on behalf of the Committee at the Committee’s next regularly scheduled meeting

In fiscal 2010, there were no fees paid to Ernst & Young LLP under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2010

The following table sets forth information concerning the compensation earned by the non-employee directors for fiscal 2010. Directors who are also employees of the Company do not receive any consideration for their service on the Board. A discussion of the elements of non-employee director compensation follows the table.

	Fees Earned or
	Paid in Cash(1)	Stock Awards(2)	Total

Mick J. Beekhuizen	$46,000	$55,000	$101,000
Samuel C. Cowley	46,000	55,000	101,000
Jeffrey T. Leeds	46,000	55,000	101,000
Adrian M. Jones	46,000	55,000	101,000
Leo F. Mullin	56,000	55,000	111,000
Michael K. Powell	46,000	55,000	101,000
Paul J. Salem	46,000	55,000	101,000
Peter O. Wilde	44,500	55,000	99,500

(1)	Represents the amount of cash compensation earned by each non-employee director in fiscal 2010, including amounts Messrs. Beekhuizen, Leeds, Jones, Mullin, Powell, Salem and Wilde elected to receive in shares of our common stock.

(2)	Represents the grant date fair value of the annual grant of restricted shares of our common stock made to each non-employee director in fiscal 2010. As of June 30, 2010, each of Messrs. Leeds, Jones, Mullin, Salem and Wilde held 3,055 restricted shares of our common stock, and each of Messrs. Beekhuizen, Cowley and Powell held 2,483 restricted shares of our common stock.

Pursuant to a compensation plan we adopted effective as of the effectiveness of our initial public offering, all non-employee directors receive an annual retainer of $40,000 and a fee of $1,500 for each meeting they attend. The annual retainer is payable at the director’s option either 100% in cash or 100% in shares of our common stock. In addition, our non-employee directors receive an annual restricted share award with a grant date fair market value of $55,000, which vests on the first anniversary of the grant date. The non-management chair of the Audit Committee receives an additional $10,000 fee payable at his or her option either 100% in cash or 100% in shares of our common stock. No separate committee meeting fees are paid.

All directors are reimbursed for reasonable travel and lodging expenses incurred by them in connection with attending board and committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our equity securities as of August 31, 2010 by each person who is known by us to beneficially own more than five percent of our equity securities, by each of our directors, by each of our Chief Executive Officer, our President and Chief Financial Officer and our three other most highly compensated executive officers, whom we collectively refer to as our named executive officers (the “Named Executive Officers”), and by all of our directors and executive officers as a group.

		Percentage of
	Number of	Outstanding
Name and Address of Beneficial Owner(1)	Shares Owned	Shares Owned

Providence Equity Funds(2)	40,847,599	28.6%
GS Limited Partnerships(3)(4)	40,847,599	28.6%
Goldman Sachs EDMC Investors, L.P.(4)	7,157,920	5.0%
GS Private Equity Partners Funds(5)	6,263,174	4.4%
Leeds Equity Partners(6)	9,902,163	6.9%
Mick J. Beekhuizen(4)(5)(7)	48,009,808	33.6%
Samuel C. Cowley(7)	2,483	*
Danny D. Finuf(8)	43,538	*
Adrian M. Jones(4)(5)(7)	48,010,796	33.6%
Jeffrey T. Leeds(6)(7)	9,907,440	6.9%
John M. Mazzoni(9)	167,579	*
John R. McKernan, Jr.(10)	763,299	*
Leo F. Mullin(7)	50,569	*
Todd S. Nelson(11)	1,637,726	1.1%
Michael K. Powell(7)	4,289	*
Paul J. Salem(2)(7)	40,852,876	28.6%
John T. South, III(12)	312,474	*
Edward H. West(13)	317,161	*
Peter O. Wilde(2)(7)	40,852,876	28.6%
All executive officers and directors as a group (22 persons)(14)	102,218,827	70.6%

*	Less than 1%.

(1)	The address of each listed shareholder, unless otherwise noted, is c/o Education Management Corporation, 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222.

(2)	Consists of (i) 32,317,772 shares of common stock held by Providence Equity Partners V L.P. (“PEP V”), whose general partner is Providence Equity GP V L.P., whose general partner is Providence Equity Partners V L.L.C. (“PEP V LLC”); (ii) 5,104,728 shares of common stock held by Providence Equity Partners V-A L.P. (“PEP V-A”), whose general partner is Providence Equity GP V L.P., whose general partner is PEP V LLC; (iii) 2,675,590 shares of common stock held by Providence Equity Partners IV L.P. (“PEP IV”), whose general partner is Providence Equity GP IV L.P., whose general partner is Providence Equity Partners IV L.L.C. (“PEP IV LLC”), (iv) 8,629 shares of common stock held by Providence Equity Operating Partners IV L.P. (“PEOP IV”) whose general partner is Providence Equity GP IV L.P., whose general partner is PEP IV LLC, and (v) 740,880 shares of common stock owned by PEP EDMC L.L.C. (collectively with PEOP IV, PEP IV, PEP V and PEP V-A, the “Providence Equity Funds”). PEP V LLC may be deemed to share beneficial ownership of the shares owned by PEP V and PEP V-A. PEP V LLC disclaims this beneficial ownership. PEP IV LLC may be deemed to share the beneficial ownership of PEP IV and PEOP IV. PEP IV LLC disclaims this beneficial ownership. Mr. Salem is a member of PEP V LLC and PEP IV LLC and may also be deemed to possess indirect beneficial ownership of the securities owned by the Providence Equity Funds, but disclaims such beneficial ownership due to a

Nominee Agreement with Providence Equity Partners L.L.C. PEP EDMC L.L.C. may be deemed to share beneficial ownership with PEP V, PEP V-A, PEP IV and PEOP IV. PEP EDMC L.L.C. disclaims this beneficial ownership. Mr. Wilde is a limited partner of Providence Equity GP IV L.P. and Providence Equity Partners GP V L.P. and disclaims beneficial ownership of any securities owned by such limited partnerships due to a Nominee Agreement with Providence Equity Partners L.L.C. The address of Mr. Salem, Mr. Wilde and each of the entities listed in this footnote is c/o Providence Equity Partners Inc., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.

(3)	Consists of 21,118,597 shares owned by GS Capital Partners V Fund, L.P., 10,908,983 shares owned by GS Capital Partners V Offshore Fund, L.P., 7,241,855 shares owned by GS Capital Partners V Institutional, L.P., 837,284 shares owned by GS Capital Partners V GmbH & Co. KG, and 740,880 shares owned by GSCP V EDMC Holdings, L.P. (collectively, the “Goldman Sachs Capital Partners Funds”).

(4)	The Goldman Sachs Group, Inc. and certain affiliates, including Goldman, Sachs & Co., may be deemed to directly or indirectly own the 48,005,519 shares of common stock which are collectively owned directly or indirectly by the Goldman Sachs Capital Partners Funds and Goldman Sachs EDMC Investors, L.P., of which affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Capital Partner Funds and Goldman Sachs EDMC Investors, L.P. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Capital Partner Funds and Goldman Sachs EDMC Investors, L.P. share voting power and investment power with certain of their respective affiliates. Adrian M. Jones is a managing director of Goldman, Sachs & Co. and Mick J. Beekhuizen is a Vice President in the Merchant Banking Division of Goldman Sachs & Co. Each of Mr. Jones, Mr. Beekhuizen The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the common shares owned directly or indirectly by the Goldman Sachs Capital Partners Funds and Goldman Sachs EDMC Investors, L.P., except to the extent of their pecuniary interest therein, if any. The address of the Goldman Sachs Capital Partner Funds, The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and Mr. Jones is 85 Broad Street, 10th Floor, New York, New York 10004.

(5)	Consists of 1,914,410 shares owned by GS Private Equity Partners 2000, L.P., 673,853 shares owned by GS Private Equity Partners 2000 Offshore Holdings, L.P., 743,493 shares owned by GS Private Equity Partners 2000 — Direct Investment Fund, L.P., 266,883 shares owned by GS Private Equity Partners 2002, L.P., 1,027,938 shares owned by GS Private Equity Partners 2002 Offshore Holdings, L.P., 231,963 shares owned by GS Private Equity Partners 2002 — Direct Investment Fund, L.P., 118,014 shares owned by GS Private Equity Partners 2002 Employee Fund, L.P., 83,004 shares owned by Goldman Sachs Private Equity Partners 2004, L.P., 539,998 shares owned by Goldman Sachs Private Equity Partners 2004 Offshore Holdings, L.P., 154,772 shares owned by Multi-Strategy Holdings, L.P., 372,983 shares owned by Goldman Sachs Private Equity Partners 2004 — Direct Investment Fund, L.P. and 135,863 shares owned by Goldman Sachs Private Equity Partners 2004 Employee Fund, L.P. (collectively, the “GS Private Equity Partners Funds”). The Goldman Sachs Group, Inc., and certain of its affiliates, including Goldman Sachs Asset Management, L.P., may be deemed to directly or indirectly own the shares of common stock which are owned by the GS Private Equity Partners Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. are the general partner, managing limited partner or the managing partner. Goldman Sachs Asset Management, L.P. is the investment manager for certain of the GS Private Equity Partners Funds. Goldman Sachs Asset Management, L.P. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman Sachs Asset Management, L.P. and the GS Private Equity Partners Funds share voting power and investment power with certain of their respective affiliates. Each of The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. disclaims beneficial ownership of the common shares owned directly or indirectly by the GS Private Equity Partners Funds except to the extent of their pecuniary interest therein, if any. The address of Goldman Sachs Asset Management, L.P. and the GS Private Equity Partner Funds is 32 Old Slip, 9th Floor, New York, New York 10004.

(6)	Consists of 9,299,234 shares owned by Leeds Equity Partners IV, L.P., 583,679 shares owned by Leeds Equity Partners IV Co-Investment Fund A, L.P., and 19,250 shares owned by Leeds Equity Partners IV

Co-Investment Fund B, L.P. (collectively, the “Leeds Equity Partners IV Funds”). The general partner of the Leeds Equity Partners IV Funds is Leeds Equity Associates IV, L.L.C. Jeffrey T. Leeds, a Director of the Company, is the Managing Member of Leeds Equity Associates IV, L.L.C. Mr. Leeds disclaims beneficial ownership of any securities owned by the Leeds Equity Partners IV Funds except to the extent of any pecuniary interest therein. The address of the Leeds Equity Partners IV Funds, Leeds Equity Associates IV, L.L.C. and Mr. Leeds is 350 Park Avenue, 23rd Floor, New York, New York 10022.

(7)	Includes restricted shares and shares of common stock issued to the director in lieu of a cash retainer, if the director chose to receive his retainer in the form of shares of common stock instead of cash, in each case issued as compensation for serving as a director.

(8)	Includes 36,828 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(9)	Includes 131,790 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(10)	Includes 494,877 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(11)	Includes 824,236 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(12)	Includes 111,685 shares of common stock held in a grantor retained annuity trust of which Mr. South’s spouse is the trustee and 88,789 shares of common stock receivable upon the exercise of options that are exercisable with 60 days of the date of the table set forth above.

(13)	Includes 272,424 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(14)	Includes 1,938,329 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC within specified due dates reports of ownership and reports of changes of ownership of our common stock and our other equity securities. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on reports and written representations furnished to us by these persons, we believe that all of our directors and executive officers complied with these filing requirements during fiscal 2010, with the exceptions of John T. South, III, Stacey R. Sauchuk, Anthony Guida and Leo F. Mullin, each of whom filed a Form 3 due on October 1, 2009 on October 2, 2009.

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers as of August 31, 2010, are as follows:

Name	Age	Position

Todd S. Nelson	51	Chief Executive Officer and Director
Robert A. Carroll	45	Senior Vice President — Chief Information Officer
Anthony F. Digiovanni	60	Senior Vice President — Chief Marketing Officer
Danny D. Finuf	50	President, Brown Mackie Colleges
Anthony J. Guida Jr.	49	Senior Vice President — Regulatory Affairs and Strategic Development
John R. Kline	47	President, EDMC Online Higher Education
J. Devitt Kramer	46	Senior Vice President, General Counsel and Secretary
John M. Mazzoni	47	President, The Art Institutes
Stacey R. Sauchuk	50	Senior Vice President — Academic Programs and Student Affairs
John T. South, III	63	Senior Vice President, Chancellor, South University
Craig D. Swenson	57	President, Argosy University
Roberta L. Troike	44	Senior Vice President — Human Resources
Edward H. West	44	President and Chief Financial Officer

Todd S. Nelson has served as our Chief Executive Officer and a Director since February 2007. Mr. Nelson also served as our President from February 2007 to December 2008. Mr. Nelson worked as an independent consultant from January 2006 through January 2007 and for Apollo Group, Inc. from 1987 through January 2006. Mr. Nelson served in various roles with Apollo Group, Inc. and was appointed President in February 1998, Chief Executive Officer in August 2001 and Chairman of the Board in June 2004. Mr. Nelson was a member of the faculty at the University of Nevada at Las Vegas from 1983 to 1984.

Robert A. Carroll has served as our Senior Vice President — Chief Information Officer since June 2007. Mr. Carroll was an independent consultant from January 2006 through June 2007, serving as the Interim Chief Information Officer for Western Governors University from January 2007 to June 2007. From July 1998 to January 2006, Mr. Carroll served as the Chief Information Officer for Apollo Group, Inc.

Anthony F. Digiovanni was hired as Vice President of Marketing for The Art Institutes in October 2007 and became our Senior Vice President — Marketing and Admissions in October 2008. Prior to joining us, Mr. Digiovanni was President of ClassesUSA from October 2006 to August 2007. Mr. Digiovanni also served as President and Chief Operating Officer of Corinthian Colleges, Inc., a for-profit, publicly traded provider of post-secondary education, from November 2002 to April 2004. Prior to joining Corinthian, he served in a number of roles for Apollo Group, Inc., a for-profit, publicly traded provider of post-secondary education, from 1989 to 2002, including Executive Vice President of Apollo from March to September 2002, President of Apollo’s University of Phoenix Online from September 2000 to March 2002, and Executive Vice President for University of Phoenix, Inc. from 1998 to 2000.

Danny D. Finuf has served as President of Brown Mackie Colleges since July 2006. From July 2004 to July 2006, he served as Group Vice President for the Company. From September 2003 to July 2004, he served as Regional Vice President of the Central Region. From November 1995 to September 2003, he held the position of Campus President and Regional President for seven Brown Mackie College campuses. Prior to joining American Education Centers, which was acquired by Education Management Corporation in September 2003, from August 1990 to November 1995, Mr. Finuf was the Vice President of Administrative Services for Spartan College of Aeronautics in Tulsa, OK.

Anthony J. Guida Jr. has served as Senior Vice President — Regulatory Affairs and Strategic Development since March 2005. He was appointed Senior Vice President — Strategic Development in March 2003 after joining us in January 2002 as Vice President — Strategic Development. Mr. Guida served as the Chief Financial Officer and General Counsel of Pennsylvania Culinary Institute from September 1999 through

December 2001 and was an attorney with Buchanan Ingersoll, a law firm based in Pittsburgh, PA, from September 1986 through September 1999, being elected as a shareholder in 1994. Mr. Guida was appointed to the Advisory Committee on Student Financial Assistance by the Speaker of the United States House of Representatives in 2009 to serve a term that expires in September 2011. He also serves on the Board of Directors of the Career Colleges Association where he chairs the Federal Legislative Committee.

John R. Kline was appointed as President of EDMC Online Higher Education in July 2009 after joining us in April 2009 as Senior Vice President of Student Acquisition and Retention. Mr. Kline previously served as the Chief Executive Officer of Nelnet Enrollment Solutions, a division of Nelnet, Inc., a publicly traded provider of loans and services to post-secondary students, from October 2007 to April 2009. Mr. Kline also served in a number of positions for Apollo Group, Inc., a for-profit, publicly traded provider of post-secondary education, from 1996 to 2007, including Chief Administrative Officer from February 2006 to October 2007 and Senior Vice President of Operations and Finance for Apollo’s University of Phoenix Online from August 2002 to February 2006.

J. Devitt Kramer was appointed Senior Vice President, General Counsel and Secretary in July 2006 after serving as Vice President, Senior Counsel and Assistant Secretary from May 2004 through June 2005 and Vice President, Corporate Compliance from July 2005 to June 2006. Prior to joining us, Mr. Kramer served as the Senior Vice President, General Counsel and Secretary of Printcafe Software, Inc. from January 2000 through February 2004, was an attorney with Benesch, Friedlander, Coplan & Aronoff in Cleveland, Ohio from 1994 through 1999 and an accountant with Ernst & Young LLP from 1986 through 1992.

John M. Mazzoni has been the President of The Art Institutes since October 2005. From March 2005 to October 2005, he served as our Senior Vice President of Group Operations. From August 2004 to March 2005, he served as Group Vice President for EDMC. From July 2001 through August 2004, he served as Group Vice President for The Art Institutes. From August 1987 through July 2001, he held several senior management level positions in the areas of Operations, Finance and Information Systems.

Stacey R. Sauchuk has been our Senior Vice President — Academic Programs and Student Affairs since July 2003. Ms. Sauchuk was our Group Vice President from August 2001 through July 2003 and President of The Art Institute of Philadelphia from January 1997 through July 2000. From August 2000 through July 2001, Ms. Sauchuk was an executive search consultant with Witt/Kieffer.

John T. South, III, joined us in July 2003 when we acquired South University, which was owned by Mr. South. Mr. South has served as Chancellor of South University since October 2001 and has served on the Board of Trustees of Argosy University since February 2006, serving as Chairman from February 2006 until April 2010. Prior to our acquisition of South University, Mr. South was shareholder and CEO of various affiliated private colleges and had been Chief Executive Officer of South University since 1975. Mr. South also served as President of South University prior to being appointed Chancellor in October 2001. Mr. South currently is on the advisory board of Sun Trust Bank of Savannah.

Craig D. Swenson was named President of Argosy University in September 2007. Prior to becoming President of Argosy University, Mr. Swenson was the Provost and Vice President of Academic Affairs at Western Governors University in Salt Lake City, UT from April 2006 to September 2007 and, prior to that, served for seven years as Provost and Senior VP for Academic Affairs for the University of Phoenix system where he also served as Senior Regional Vice President and a Vice President and Campus Director. Mr. Swenson started his professional career in marketing, public relations and advertising and, prior to becoming a full-time academician, was Vice President and Marketing Director for First Interstate Bank. Mr. Swenson was elected to the board of the Council of Higher Education Accreditation in July 2009. Mr. Swenson is a member of the U.S. Army Education Committee and recently completed service as a member of the U.S. Secretary of Education’s National Advisory Council on Institutional Quality and Integrity (NACIQI).

Roberta L. Troike has been our Senior Vice President — Human Resources since April 2007. Prior to joining us, from May 2005 through March 2007, Ms. Troike was the Vice President of Human Resources at Glimcher Realty Trust, a New York Stock Exchange traded real estate investment trust that owns, develops and manages regional and super-regional shopping malls. From December 2000 to April 2005, Ms. Troike was the Director of Human Resources for Bath and Body Works. Ms. Troike also served as Vice President for First USA Bank from June 1996 to November 2000.

Edward H. West became our President and Chief Financial Officer in December 2008. Mr. West previously served as our Executive Vice President and Chief Financial Officer from the consummation of the Transaction in June 2006 until December 2008. Mr. West is the former Chairman and Chief Executive Officer of ICG Commerce, a position he held from 2002 until 2006. Prior to joining ICG Commerce, Mr. West served as President and Chief Operating Officer from 2001 to 2002 and Chief Financial Officer from 2000 to 2001 of Internet Capital Group, Inc. Prior to joining Internet Capital Group, Inc., Mr. West was an employee of Delta Air Lines, Inc. from 1994 to 2000 and most recently served as its Executive Vice President and Chief Financial Officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on pages 24 through 31, be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

Respectfully Submitted by the Members
of the Compensation Committee,

Mr. Jeffrey T. Leeds
Mr. Adrian M. Jones, Chairman
Mr. Peter O. Wilde

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Representatives from Providence Equity Partners and Goldman Sachs Capital Partners (together, the “Principal Shareholders”) negotiated compensation arrangements with our Chief Executive Officer, our President and Chief Financial Officer and our three other most highly compensated executive officers, whom we collectively refer to as our named executive officers (“Named Executive Officers”), and the overall amounts and mix of compensation paid to these executive officers reflects negotiations between these executive officers and the Principal Shareholders. The Compensation Committee was formed in connection with the closing of the initial public offering in October 2009. Consequently, all compensation decisions for employees, including the Named Executive Officers, in fiscal 2010 were made by the entire Board of Directors rather than the Compensation Committee, because we typically set salaries, establish bonus percentages and targets, and determine long-term incentive compensation awards at the beginning of each fiscal year.

Compensation Objectives

Our executive compensation program is intended to meet four principal objectives:

•	to provide competitive compensation packages to attract and retain superior executive talent;

•	to reward successful performance by the executive and the Company by linking a significant portion of compensation to our financial and business results;

•	to align the compensation of executives with academic achievement and successful outcomes by students attending our schools; and

•	to further align the interests of executive officers with those of our shareholders by providing long-term equity compensation and meaningful equity ownership.

To meet these objectives, our compensation program balances short-term and long-term performance goals and mixes fixed and at-risk compensation that is directly related to shareholder value and overall performance.

Our compensation program for senior executives is designed to reward Company and individual performance. The compensation program is intended to reinforce the importance of performance and accountability at various operational levels, and therefore a significant portion of total compensation is in both cash and stock-based compensation incentives that reward performance as measured against established goals. Each element of our compensation program is reviewed individually and considered collectively with the other elements of our compensation program to ensure that it is consistent with the goals and objectives of both that particular element of compensation and our overall compensation program. For our executive officers, we look at each individual’s contributions to our overall results, results of students attending our schools and our operating and financial performance compared with the targeted goals.

Mix of Compensation Elements

Our executive compensation during fiscal 2010 consisted of base salary, cash bonuses, grants under long-term incentive plans, benefits and perquisites. We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Similarly, compensation decisions regarding one compensation component do not directly affect decisions regarding other compensation elements. For example, an increase to the base salary of a Named Executive Officer does not require a formulaic decrease to another element of the executive’s compensation. Instead, we have determined subjectively on a case-by-case basis the appropriate level and mix of the various compensation components.

We believe that together all of our compensation components provide a balanced mix of base compensation and compensation that is contingent upon each executive officer’s individual performance and our overall performance. A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits, while rewarding them through incentive compensation to achieve business objectives and create shareholder value. We believe that each of our compensation components is critical in achieving this goal. Base salaries provide executives with a base level of monthly income and security. Annual cash bonuses motivate executives to drive our financial performance. Long-term equity incentive awards link the interests of our executives with our shareholders, which motivates our executives to create shareholder value. In addition, we want to ensure that our compensation programs are appropriately designed to encourage executive officer retention, which is accomplished through all of our compensation elements.

Role of Outside Compensation Consultants

In anticipation of the initial public offering of our common stock, the Board of Directors retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent compensation consultant to conduct a review of the Company’s compensation programs for executive officers and non-employee directors. In connection with the preparation of its report, F.W. Cook conducted a review of total compensation for executives and non-employee directors relative to the compensation levels and practices for a group of industry-relevant and size-relevant peer companies. The peer companies were Apollo Group Inc., Career Education Corp., Corinthian Colleges Inc., DeVry, Inc., Fiserv Inc., Interstate Hotels & Resorts Inc., ITT Educational Services Inc., Scholastic Corporation, Washington Post Company, John Wiley And Sons, Inc. and Wyndham Worldwide Corporation. F.W. Cook’s report was presented to the Board of Directors in April 2009. Findings included a relative assessment of our pay levels versus our peer company levels, as well as alternatives to consider regarding changes in the design of our executive and director compensation programs for 2009 and future years. The Board of Directors did not use the F.W. Cook report to establish compensation for our executive officers but rather as a reference point when determining the reasonableness of the total compensation as compared to other peer companies. The Compensation Committee of the Board of Directors may ask F.W. Cook to provide other services relating to the Company’s executive and director compensation that may arise in future years. F.W. Cook has not and will not, without prior approval of the Compensation Committee, provide any other services for the Company’s management or directors.

We retained Towers Watson to review our management incentive compensation plan (“MICP”) for fiscal 2010. Participants in our MICP receive bonuses that are paid based on the attainment of corporate and individual goals and objectives. Towers Watson reviewed the target bonus percentages for participants in the MICP, employees who are eligible to participate in the MICP, and the goals included in the MICP, to better align the MICP with our business plan and objectives. Subsequent to the end of fiscal 2010, the Compensation Committee engaged Towers Watson as its compensation consultant.

F.W. Cook does not provide any services to our management, and does not provide any services to us, other than with respect to its role as the Board of Directors’ executive compensation consultant. The Board of Directors retained F.W. Cook based on their experience and expertise. During fiscal 2010, Towers Watson provided other services to the Company in addition to compensation consulting services, but the fees for these other services were less than $120,000.

Base Salary

We determine base salaries for all of our Named Executive Officers by reviewing the individual’s performance, the value each Named Executive Officer brings to us and general labor market conditions. Elements of individual performance considered, among others, without any specific weighting given to each element, were business-related accomplishments during the year, difficulty and scope of responsibilities, effective leadership, motivation, communication, experience, expected future contributions to the Company, future potential, difficulty of replacement and accountability within the Company. While base salary provides a base level of compensation intended to be competitive with the external market, the base salary for each Named Executive Officer is determined on a subjective basis after consideration of these factors and is not based on target percentiles or other formal criteria. Based on the benchmarking included in the F.W. Cook report, we believe that the total compensation paid to our executive officers, including the base salary, is reasonable. No element of compensation for our Named Executive Officers was set or adjusted based on compensation data regarding the compensation practices of other companies.

The base salaries of Named Executive Officers are reviewed on an annual basis, and any annual increase is the result of an evaluation of the Company and of the individual Named Executive Officer’s performance for the period. An increase or decrease in base pay may also result from a promotion or other significant change in a Named Executive Officer’s responsibilities during the year. In fiscal 2010, our Board of Directors reviewed the relative internal compensation relationships among the Named Executive Officers, based principally on each executive’s level of responsibilities, individual performance and future potential. While the Board of Directors monitors these pay relationships, it does not target any specific pay ratios.

Cash Bonuses

We provide annual incentives to our executive officers and other key employees in the form of cash bonuses to align executive officer pay with overall company financial performance and to promote achievement of both corporate and individual performance goals. These bonuses are granted pursuant to our MICP, which provides that bonuses are to be paid based on the attainment of corporate and individual goals and objectives. At the beginning of fiscal 2010, the Board of Directors established target bonuses as a percentage of each eligible employee’s annual salary. For our executive officers, these target bonus percentages are based on their respective employment agreements and any adjustments recommended by our Chief Executive Officer for other executive officers which were approved by the Board of Directors. The terms of the employment agreements with our Named Executive Officers, including the target bonus percentages under the MICP, were the product of extensive negotiations with the Sponsors. For fiscal 2010, the target percentages of base salary for each of our Named Executive Officers were as follows: Messrs. Nelson and West 125%, Messrs. Mazzoni and Finuf 90%, and Mr. South 80%.

In fiscal 2010, the MICP required that our total earnings before interest, depreciation, taxes and amortization (“EBITDA”) exceed EBITDA from fiscal 2009 in order for any payments to be made to participants in the MICP. This minimum overall performance metric, or “circuit breaker,” is designed to ensure that incentive awards under the MICP are provided only when our collective performance is sufficient to warrant compensation payments. The circuit breaker provision of the MICP was satisfied in fiscal 2010 because EBITDA was $542.2 million in fiscal 2010 compared to $431.1 million in fiscal 2009, an increase of 25.8%.

Once the circuit breaker provision under the plan was satisfied, the amount of bonuses paid under the MICP were determined based on our performance against specific financial and individual performance metrics established by the Board of Directors at the beginning of fiscal 2010. For fiscal 2010, the financial and individual performance metrics and their respective weighting were as follows:

Financial/Operational Metric	Weighting

EBITDA	60%
Revenue	20%
Individual performance metric(s)	20%

The individual performance metrics for fiscal 2010 available for selection were student persistence, graduate employment rate, graduate starting salaries, observations of admissions representatives, compliance with mandatory training, reductions in employee turnover, implementation of new academic programs, improvement in receivable collections, improvements in budgeting and forecasting, and an employee’s overall performance rating. A participant’s supervisor will typically select an individual performance metric for the participant at the beginning of the fiscal year. For our executive officers, we used a combination of persistence, graduate placement rate and graduate starting salary except for Craig D. Swenson, President of Argosy University, for whom we used persistence as his individual performance metric for the portion of his bonus attributable to Argosy University’s performance results. The combined performance metric for executive officers used a weighting scale of 33.3% for each of persistence, job placement and starting salaries.

At the end of the fiscal year, the Board of Directors considers and, where it deems appropriate, approves adjustments to financial results under generally accepted accounting principles for unusual events and revisions to our operating plan which may occur during the fiscal year for purposes of computing the percentage by which a target is satisfied.

We apply an adjustment factor to each financial and operational factor based on actual performance when measured against the target. We believe that the minimum level of performance for meeting the financial targets in any given year should not be easily achievable and typically would not be achieved in every case. As for the maximum level or greater payout, we believe that this level of performance would typically be achieved less often than the minimum target level of performance. This uncertainty ensures that any payments under the MICP are truly performance-based, consistent with the plan’s objectives. However, we recognize that the likelihood of achieving either level of performance for any given year may be different, and we believe that the bonus amount paid should be appropriate for the performance level achieved. For fiscal 2010, the adjustment percentages along with the maximum and minimum thresholds for each financial and operational metric were as follows:

Financial/Operational Metric	Adjustment Percentage	Maximum and Minimum Thresholds

EBITDA	5% increase or decrease for each 1% above or below plan	110% and 90%, respectively.
Net revenues	10% increase or decrease for each 1% above or below plan	105% and 95%, respectively.
Individual Performance Metrics (Executive Officers):
Average Starting Salary, Job Placement Rate and Persistence	4% increase or decrease for each 1% above or below plan	112.5% and 75%, respectively.
Individual Performance Metrics (Non-Executive Officers)	Determined by Education System, Corporate Services and EDMC Online Higher Education for their respective employees except for employee performance reviews	Vary based on adjustments established by Education System, Corporate Services and EDMC Online Higher Education

The financial and operational results used to determine payments to participants in the MICP depend on the position within our organization held by each participant. In fiscal 2010, these positions and the related allocations were as follows:

Position Classification	Results Used for MICP Calculation

Executive officers not responsible for an education system or online higher education	100% from our overall results
Executive officers responsible for an education system or EDMC Online Higher Education	75% from education system or online results and 25% from our overall results
Participants responsible for a region within an education system	75% from region results and 25% from education system results
Executive committee members at an education system	100% from education system results
Participants at a campus	80% from campus and 20% from region
Participants at online higher education	100% from online higher education
Other corporate officers	100% from our overall results

Bonuses under the MICP may not exceed 150% of an employee’s target bonus, provided that the Board of Directors has the discretion to increase or decrease a bonus computed under the terms of the MICP by up to 20% of the amount otherwise payable under the plan. The bonuses paid to our Named Executive Officers in fiscal 2010 under the MICP were as follows:

•	Corporate Executives. The bonuses paid to Messrs. Nelson and West were based on our overall financial and operating results, because neither executive is responsible for a specific education system. Our performance against the Company-wide financial and operational targets during fiscal 2010 was as follows: (i) EBITDA, after adjustments for costs associated with our initial public offering and other unusual events and revisions to our operating plan, achieved 119.0% of the target of $532.5 million; (ii) net revenues achieved 103.2% of the target of $2,431.6 million; (iii) persistence achieved 97.0% of the target of 66.6%; (iv) average starting salary achieved 106.5% of the target of $27,834; and (v) the job placement rate achieved 100.9% of the target of 85.0%. For fiscal 2010, Messrs. Nelson and West were paid bonuses under the MICP in the amounts of $1,261,597 and $1,083,919, respectively. These amounts were determined based on our overall performance against the MICP financial and operational targets and a 20% discretionary bonus for both executives, which was approved by our Compensation Committee.

•	Danny D. Finuf. As the President of the Brown Mackie Colleges education system, Mr. Finuf receives 75% of his bonus based on the combined financial and operational results of Brown Mackie Colleges and 25% based on our overall Company results. In fiscal 2010, Brown Mackie Colleges’ performance against its financial and operational targets was as follows: (i) EBITDA achieved 110.6% of the target of $98.1 million; (ii) net revenues achieved 102.8% of the target of $293.5 million; (iii) persistence achieved 94.7% of the target of 64.8%; (iv) average starting salary achieved 105.4% of the target of $26,882; and (v) the job placement rate achieved 99.4% of the target of 86.0%. For fiscal 2010, Mr. Finuf received a bonus under the MICP of $477,844 based on the results of the Company on an overall basis and the Brown Mackie College education system and a 20% discretionary bonus approved by our Board of Directors.

•	John M. Mazzoni. As the President of The Art Institutes education system, Mr. Mazzoni receives 75% of his bonus based on the combined financial and operational results of The Art Institutes and 25% based on our overall Company results. In fiscal 2010, The Art Institutes’ performance against its financial and operational targets was as follows: (i) EBITDA achieved 105.2% of the target of $432.6 million; (ii) net revenues achieved 99.7% of the target of $1,437.7 million; (iii) persistence achieved 99.2% of the target of 69.2%; (iv) average starting salary achieved 103.8% of the target of $27,465; and (v) the job placement rate achieved 101.5% of the target of 84.4%. For fiscal 2010, Mr. Mazzoni received a bonus under the MICP of $446,467 based on the results of the Company on an overall basis and The Art Institutes education system and a 20% discretionary bonus approved by our Board of Directors.

•	John T. South, III. As Chancellor of South University, Mr. South receives 75% of his bonus based on the financial and operational results of South University and 25% based on our overall company results. In fiscal 2010, South University’s performance against its financial and operational targets was as follows: (i) EBITDA achieved 123.4% of the target of $26.8 million; (ii) net revenues achieved 101.8% of the target of $100.3 million; (iii) persistence achieved 100.0% of the target of 64.1%; (iv) average starting salary achieved 125.8% of the target of $36,893; and (v) the job placement rate achieved 100.4% of the target of 87.1%. For fiscal 2010, Mr. South received a bonus of under the MICP of $410,884 based on the results of the Company on an overall basis and the South University education system and a 10% discretionary bonus approved by our Board of Directors.

Long-Term Incentive Plans

Our Compensation Committee believes that equity-based compensation awards foster and promote our long-term financial success by linking the interests of our executive management team with our shareholders. The Compensation Committee also believes that increasing the personal equity stake of our executive officers in our continued success and growth can potentially materially increase shareholder value. Equity-based compensation awards also enable us to attract and retain the services of an outstanding management team, upon which the success of our operations are largely dependent. Options to purchase our common stock are the primary equity compensation vehicle we utilize, as the Compensation Committee believes the award of options align the interests of these individuals with the interests of our shareholders and our growth in real value over the long-term, as the benefits of these awards are enhanced with an appreciation of the price of our common stock.

Omnibus Long-Term Incentive Plan.  In April 2009, our Board of Directors adopted the Education Management Corporation Omnibus Long-Term Incentive Plan, which we refer to as the Omnibus Plan. The Omnibus Plan was designed to allow us to administer all future stock and other equity-based awards under a single plan to increase the efficiency and effectiveness of our long-term incentive programs, reduce administrative and regulatory costs, and allow greater transparency with respect to our equity compensation practices. Grants under the Omnibus are also designed to motivate our executives to:

•	act in a manner that benefits the Company’s long-term performance;

•	further align their interests with that of other shareholders;

•	focus on return on capital; and

•	remain with the Company long-term.

Under the Omnibus Plan, we have available to us forms of equity awards that were not previously available under our 2006 Stock Option Plan or LTIC Plan described below. These other awards include stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”). In addition to stock options, which we have granted in the past, these types of long-term incentive awards were selected to provide the flexibility to create a program that addresses different aspects of long-term performance — stock price appreciation and solid financial performance. In general, stock options and SARs provide actual economic value to the holder if the price of our stock has increased from the grant date at the time the option or SAR, as applicable, is exercised. In contrast, restricted stock and RSUs generally convert to shares when they vest, so they will have a gross value at that time equal to the then-current market value. While stock options and SARs motivate executive officers by allowing them to benefit from upside stock appreciation, restricted stock and RSUs assist the Company in retaining executive officers because they will have value even if our stock price declines or stays flat.

In connection with the initial public offering, the Board of Directors granted options exercisable for 1,386,310 shares in the aggregate under the Omnibus Plan. All options vest over a four-year period and have an exercise price equal to $18.00 per share, the price at which we sold shares of common stock to the public in the initial public offering. The options also vest upon the occurrence of a change in control as defined under the Omnibus Plan as any of the following occurrences, subject to certain exceptions:

•	Any individual, entity or group becomes the beneficial owner of 30% or more of either (A) our outstanding shares of common stock or (B) the combined voting power of the outstanding shares of securities entitled to vote generally in the election of directors, provided that acquisitions of stock from us, by us, by an employee benefit plan we sponsor, or by the Sponsors other than in connection with a going private transaction will not constitute a change in control;

•	Incumbent board members (including directors elected subsequently with the vote of the majority of our shareholders) cease to constitute at least a majority of our Board of Directors;

•	Consummation of a business combination or reorganization except where our shareholders own more than 50% of the outstanding ownership interests in the resulting entity after the consummation of the business combination or reorganization; or

•	Approval by our shareholders of a complete liquidation or dissolution.

The Named Executive Officers received option grants to purchase the following number of shares at the time of our initial public offering: Mr. Nelson, 223,685; Mr. West, 447,370; and each of Messrs. Finuf, Mazzoni and South, 22,369. The individual grant sizes were determined by the Board of Directors based on a number of factors, including increased responsibilities and promotions since the most recent option grant, the role played by the Named Executive Officer in connection with the successful completion of the initial public offering, the performance by the Named Executive Officer, and the length of time since and size of prior option grants. The Board of Directors used time-based options because they offer a retentive feature that satisfies an important program objective by providing continuity through business cycles as well as smoothing payout volatility. Time-based options also provide further alignment with shareholders through increased ownership levels.

2006 Stock Option Plan.  We adopted the 2006 Stock Option Plan in connection with the Transaction. Under the 2006 Stock Option Plan, certain management and key employees of the Company were granted a combination of time-based options and performance-based options to purchase common stock issued by us. Time-based options generally vest ratably over a five-year period on the anniversary of the date of the grant. Time-based options generally vest upon a change of control, subject to certain conditions, and both time-based and performance-based options expire ten years from the date of grant. A change of control would occur upon any transaction or occurrence immediately following which certain private equity funds affiliated with the Principal Shareholders, in the aggregate, cease to beneficially own securities of EDMC representing a majority of the outstanding voting power entitled to vote for the election of directors.

Performance-based options vest upon the attainment of specified returns on invested capital in EDMC by the private equity funds affiliated with the Principal Shareholders that invested in EDMC in connection with the Transaction. More specifically, performance-based options generally vest in 20% increments upon the Principal Shareholders’ realizing, through one or more “Realization Events”, multiples of their invested capital of two, two and a half, three, three and a half, and four. A minimum realized return multiple of two is required for any of the options to vest and all options vest if a return multiple of four is realized. For these purposes a “Realization Event” is any event or transaction (i) in which the Principal Shareholders receive cash or marketable securities in respect of their interest in shares of our common stock, including by means of a sale, exchange or other disposition of their interests in shares of our common stock (other than transfers by members of the Principal Shareholders to or among their respective affiliates) or dividends or other distributions from the Company to its shareholders or (ii) the first day after (a) the Principal Shareholders cease to own in the aggregate at least 30% of our outstanding voting securities, measured by voting power, and (b) the Principal Shareholders have, in the aggregate, disposed of at least 70% of their shares and have received cash or marketable securities for such shares. We granted these performance-based options to align even more closely the interests of our employees with those of our shareholders by tying the vesting of those options to the realization of target equity values by the Principal Shareholders. Because these options will not vest unless the Principal Shareholders receive certain multiples on their original investment, this drives our

Named Executive Officers to increase our financial performance and stock value and liquidity, which benefits all of our shareholders, not just the Principal Shareholders.

Performance-based options also ensure both shareholder alignment and focus on business priorities, by clearly communicating what is most important in driving business performance and ultimately creating shareholder value. We believe that a performance-based option program focusing on returns on invested capital to the Principal Shareholders creates specific alignment with objectives for growth, profitability and shareholder value. As a private company, we subjectively allocated the number of time-based and performance-based option grants to our Named Executive Officers in amounts that we believed would both retain the Named Executive Officers as well as motivate them to drive our financial performance.

As a result of our adoption of the Omnibus Plan, the 2006 Stock Option Plan was frozen such that no further awards will be made under the plan. However, those shares subject to stock options granted under the 2006 Stock Option Plan that are canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number of shares underlying such stock options or otherwise terminated without delivery of shares to the grantees, as well as those shares which were reserved for issuance but not granted under the 2006 Option Plan, are available for issuance under the Omnibus Plan. Awards that are outstanding under the 2006 Stock Option Plan are administered under the terms of the 2006 Stock Option Plan.

Long-Term Incentive Compensation Plan.  We adopted a Long-Term Incentive Compensation Plan (“LTIC Plan”) in December 2006. We implemented the LTIC Plan principally to serve as another tool to align the interests of our employees with the interests of our shareholders by motivating them to increase share value by giving them the opportunity to benefit if our stock price rises, which increased share value is also the primary interest of our shareholders. Pursuant to the terms of the LTIC Plan, a bonus pool will be created after the occurrence of a “Realization Event” based on returns to the Principal Shareholders in excess of their initial investment. The size of the bonus pool can generally range from $2 million to $21 million, based on the Principal Shareholders realizing from two times their initial investment to four times their initial investment, provided that if the return realized by the Principal Shareholders exceeds four times their initial investment, the bonus pool will equal the product of 0.0075 and the aggregate proceeds in excess of the total capital invested in shares of our common stock by all EDMC shareholders. The amount of the bonus pool that an employee will be entitled to receive will be determined by multiplying the amount of the bonus pool by a fraction, the numerator of which is the total number of units held by the employee and the denominator of which is 1,000,000. Payments by us to the LTIC Plan will be in cash or, at the election of our Board of Directors, after the completion of an initial public offering, shares of our common stock. For purposes of the LTIC Plan, a “Realization Event” is the first day after (a) certain private equity funds affiliated with the Principal Shareholders cease to own in the aggregate at least 30% of our outstanding voting securities, measured by voting power, and (b) the Principal Shareholders have, in the aggregate, disposed of at least 70% of their shares and have received cash or marketable securities for such shares. None of our executive officers participated in the LTIC Plan during fiscal 2010.

Benefits and Perquisites

We offer a variety of health and welfare programs to all eligible employees, including the Named Executive Officers. The Named Executive Officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees, including medical and dental care coverage, life insurance coverage, short-and long-term disability and a 401(k) plan. In addition, we maintain a nonqualified deferred compensation plan that is available to all key executives, officers and certain other employees. For a description of the terms of this plan, as well as information about the account balances held by each of the Named Executive Officers, see “Nonqualified Deferred Compensation” below.

We also offer to certain executives limited perquisites as a method of compensation and provide executive officers with only those perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The perquisites provided to the Named Executive Officers include reimbursement of relocation expenses and related tax gross-ups and are quantified in the Summary Compensation Table below.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of the Company’s Named Executive Officers for the fiscal years ended June 30, 2010, 2009 and 2008.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and	Fiscal			Stock	Options	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus(1)	Awards	Awards(2)	Compensation(3)	Earnings	Compensation(4)	Total

Todd S. Nelson	2010	$607,464	$210,266	$—	$1,901,323	$1,051,331	$—	$33,737	$3,804,121
Chief Executive	2009	589,600	198,006	—	—	990,030	—	35,360	1,812,996
Officer	2008	568,192	170,799	—	—	853,996	—	82,794	1,675,781
Edward H. West	2010	534,102	180,653	—	3,802,645	903,266	—	66,239	5,486,905
President and Chief	2009	494,590	166,739	—	—	833,693	—	56,780	1,551,802
Financial Officer	2008	464,192	139,745	—	—	698,724	—	108,909	1,411,570
Danny D. Finuf	2010	323,400	79,641	—	190,137	398,203	—	11,938	1,003,319
President, Brown	2009	306,000	66,837	—	—	334,185	—	7,935	714,957
Mackie Colleges	2008	283,673	42,022	—	—	210,110	—	7,725	543,530
John M. Mazzoni	2010	338,002	74,411	—	190,137	372,056	—	35,936	1,010,542
President, The Art	2009	326,615	74,524	—	—	372,621	—	32,392	806,152
Institutes	2008	309,462	72,878	—	—	364,092	—	30,896	777,328
John T. South, III	2010	331,875	37,353	—	190,137	373,531	—	39,371	972,267
Senior Vice	2009	322,000	35,833	—	—	358,326	—	38,180	754,339
President and Chancellor of South University	2008	309,462	28,794	—	—	287,939	—	13,912	640,107

(1)	Amounts in this column represent discretionary bonuses paid to the executive under the MICP.

(2)	Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all awards of stock options granted to the Named Executive Officer in the year indicated. The option awards relate solely to shares of our common stock. None of the Named Executive Officers has received any Stock Appreciation Rights. We did not adjust or amend the exercise price of any options previously awarded to any of the Named Executive Officers, whether through amendment, cancellation or replacement grants, or any other means (such as a repricing), or otherwise materially modify such awards, during any of the years indicated. We used a Black-Scholes option pricing model to determine the grant date fair value of the stock options granted in each of the years indicated, which takes into account the variables defined below:

•	“Volatility” is a statistical measure of the extent to which the stock price is expected to fluctuate during a period as determined by the historical volatility of a seven company peer group.

•	“Expected life” is the weighted average period that those stock options are expected to remain outstanding, based on a simplified method using the average of the weighted average vesting term and the contractual term of the options.

•	“Risk-free interest rate” is based on interest rates for terms that are similar to the expected life of the stock options.

•	“Dividend yield” is based on our historical and expected future dividend payment practices.

The following table sets forth the assumptions supporting those variables that were used to determine the values reported with respect to the stock options granted to the Named Executive Officers in fiscal 2010:

Volatility — 44.2%
Expected life — 6.25 years
Risk free investment rate — 2.9%
Dividend yield — 0.0%

(3)	Amounts in this column represent the bonus paid to the executive as computed in accordance with the MICP for the respective fiscal year.

(4)	The following table summarizes all other income for each of the Named Executive Officers for each of the last three fiscal years:

		Deferred	401(k)
		Compensation	Plan	Travel and	Life
		Plan	Matching	Housing	Insurance
	Fiscal	Contribution	Contribution	Reimb.	and Other	Club
	Year	(a)	(b)	(c)	Benefits	Dues	Total

Todd S. Nelson	2010	$—	$—	$32,520	$1,217	$—	$33,737
	2009	—	—	34,374	986	—	35,360
	2008	—	—	79,284	3,510	—	82,794
Edward H. West	2010	58,097	7,613	—	529	—	66,239
	2009	48,668	7,582	—	530	—	56,780
	2008	45,055	10,405	52,909	540	—	108,909
Danny D. Finuf	2010	—	7,195	—	4,743	—	11,938
	2009	—	7,140	—	795	—	7,935
	2008	—	6,915	—	810	—	7,725
John M. Mazzoni	2010	24,776	10,367	—	793	—	35,936
	2009	23,584	7,472	—	1,336	—	32,392
	2008	20,167	10,054	—	675	—	30,896
John T. South, III	2010	22,184	10,423	—	3,493	3,271	39,371
	2009	18,091	10,393	—	3,498	6,198	38,180
	2008	—	10,348	—	3,564	—	13,912

(a)	Represents the amount paid to the Company’s nonqualified deferred compensation plan on the executive’s behalf due to a limitation on the amount of the Company’s match to the 401(k) plan due to Internal Revenue Code limitations on the amount the executive can contribute to the 401(k) plan each calendar year.

(b)	Represents the Company’s match to the executive’s contribution to the 401(k) plan.

(c)	Represents the amount of reimbursement to Mr. Nelson in fiscal 2010 and 2009 for living expenses in Pittsburgh, PA under the terms of his employment agreement and, for Messrs. Nelson and West in fiscal 2008, the reimbursement for travel to and from Pittsburgh, PA and related living expenses, along with a tax gross-up under the terms of his respective employment agreement.

Grants of Plan-Based Awards during the Fiscal Year Ended June 30, 2010

The following table sets forth information with respect to grants of plan-based awards to the Named Executive Officers during the fiscal year ended June 30, 2010.

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimate Future Payouts Under Non			Estimate Future Payouts			Number	Number of	Exercise or	Fair Value of
	Option	-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan			of Shares	Securities	Base Price	Stock and
	Grant	($)			Awards($)			of Stock	Underlying	of Option	Option
Name	Date	Threshold(2)	Target(3)	Maximum(4)	Threshold	Target	Maximum	or Units	Options	Awards	Awards(5)

Todd S. Nelson	10/01/09	N/A	$759,330	$1,366,794	$—	$—	$—	—	223,685	$18.00	$1,901,323
Edward H. West	10/01/09	N/A	667,627	1,201,729	—	—	—	—	447,370	18.00	3,802,645
Danny D. Finuf	10/01/09	N/A	291,060	523,908	—	—	—	—	22,369	18.00	190,137
John M. Mazzoni	10/01/09	N/A	304,202	547,564	—	—	—	—	22,369	18.00	190,137
John T. South, III	10/01/09	N/A	265,500	477,901	—	—	—	—	22,369	18.00	190,137

(1)	Information in this table shows the “target” and “maximum” possible payouts that could have been achieved for the Named Executive Officers under the MICP for fiscal 2010. For actual payments made under the MICP for fiscal 2010, see the columns of the Summary Compensation Table titled “Bonus” and “Non-Equity Incentive Plan Payments” and related footnotes.

(2)	There is no “threshold” under the MICP.

(3)	The “target” payouts under the MICP are expressed as percentages of base salary. For fiscal 2010, target percentages of base salary for each of our Named Executive Officers were as follows: Messrs. Nelson and West 125%; Messrs. Mazzoni and Finuf 90%; and Mr. South 80%.

(4)	The “maximum” payout for any MICP participant is 150% of the participant’s target bonus plus a 20% discretionary bonus, which is considered to be a non-equity incentive plan award and is consequently not shown in this column.

(5)	See footnote 2 to the “Summary Compensation Table” for the relevant assumptions used to determine the valuation of option awards.

Employment Agreements

We have entered into employment agreements with all our executive officers and certain other senior managers. The agreements were designed to retain executives and provide continuity of management in the event of an actual or threatened change of control. In addition, under the terms of the option awards made to executives, accelerated vesting of options occurs if a change of control takes place or due to certain other termination events. These arrangements and potential post-employment termination compensation payments are described in more detail in the section entitled “Potential Payments Upon Termination or Change-in-Control” below.

Nelson Employment Agreement.  On February 8, 2007, we entered into an employment agreement (the “Nelson Agreement”) with Mr. Nelson. The Nelson Agreement was for an initial term of three years ending on February 20, 2010 and is subject at the end of that initial term to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 180 days prior to the end of the applicable term. Under the terms of the agreement, Mr. Nelson receives a base salary of $550,000 and a target bonus of 125% of his base salary. The salary and target bonus percentages are reviewed annually and may be adjusted upward by the Board of Directors. Mr. Nelson receives other employee benefits under the various benefit plans and programs the Company maintains for its employees.

The Company may terminate the Nelson Agreement with or without cause and Mr. Nelson may resign upon 30 days’ advance written notice to the other party, except that no notice is required upon termination by the Company for cause. Under the Nelson Agreement, “cause” means (i) Mr. Nelson’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of disability); (ii) Mr. Nelson is indicted for, convicted of, or enters a plea of nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) in carrying out his duties under the Nelson Agreement, Mr. Nelson engages in (x) gross negligence causing material harm to us or our business or reputation, (y) willful and material misconduct or (z) willful and material breach of fiduciary duty; (iv) Mr. Nelson willfully and materially breaches (x) the restrictive covenants described in the Nelson Agreement or (y) certain material written policies, as in effect on the effective date of the Nelson Agreement; or (v) Mr. Nelson is named in and receives a Wells Notice or is notified by the U.S. Department of Justice or U.S. Attorney’s Office that he has been designated a “target” of an investigation by either of them.

Upon the termination of Mr. Nelson’s employment for any reason, Mr. Nelson will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable Company arrangements. If Mr. Nelson is terminated during the term of the Nelson Agreement other than for cause, or if Mr. Nelson terminates his employment for good reason, Mr. Nelson is entitled to a lump sum severance payment equal to (i) one and one-half times the sum of his annual base salary plus his target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. In the event that such termination without cause or for good reason is in anticipation of or within two years following a change of control, as defined in the 2006 Stock Option Plan, the lump sum paid to Mr. Nelson will equal (y) three times the sum of his base salary plus the target annual bonus, and (z) a pro-rated annual bonus based on his target annual bonus. “Good reason”, as that term is used above, generally includes (a) any material diminution in Mr. Nelson’s responsibilities or titles, or the assignment to him of duties that materially impair his ability to perform the duties normally assigned to an executive in his role at a corporation of the size and nature of the Company; (b) any change in the reporting structure so that Mr. Nelson does not report to the Board of Directors; (c) any relocation of the Company’s principal office to a location more than fifty (50) miles from Pittsburgh, Pennsylvania following Mr. Nelson’s relocation to the metropolitan Pittsburgh area; (d) a material breach by the Company of any material obligation to Mr. Nelson; or (e) any failure by the Company to obtain the assumption in writing of its obligations to perform the Company’s obligations under the Nelson Agreement. If the Company terminates the Nelson Agreement effective upon expiration of the term with timely notice to Mr. Nelson, and Mr. Nelson elects to terminate his employment within 30 days after the end of the term, then such termination will be treated as a termination without cause under the Nelson Agreement.

The Nelson Agreement also includes non-competition, non-solicitation and confidentiality covenants. The non-competition provision continues for a period of 12 months following termination of employment while the non-solicitation period continues for 24 months following termination of employment. Mr. Nelson purchased $10,000,000 of our common stock pursuant to the Nelson Agreement. We also agreed to reimburse Mr. Nelson for housing in Pittsburgh, Pennsylvania and periodic round trips to Phoenix, Arizona and Salt Lake City, Utah through June 2011.

West Employment Agreement.  Effective as of June 1, 2006, we entered into an employment agreement with Mr. West (the “West Agreement”). The West Agreement was for an initial term of three years ending on June 1, 2009 and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 180 days prior to any renewal date. Mr. West currently receives a base salary at an annual rate of $450,000, which is reviewed annually and may be adjusted upward by the Board of Directors, plus a target bonus of 125% of his annual salary and other employee benefits under the various benefit plans and programs we maintain for our employees.

Mr. West also purchased $500,000 of EDMC common stock pursuant to a purchase agreement with the Principal Shareholders.

We may terminate the West Agreement with or without cause and Mr. West may resign in each case, other than a termination for cause, upon 30 days’ advance written notice to the other party. Under the West Agreement, “cause” means (i) Mr. West’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of disability); (ii) Mr. West is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) in carrying out his duties under the West Agreement, Mr. West engages in (x) gross negligence causing material harm to us or our business or reputation, (y) willful and material misconduct or (z) willful and material breach of fiduciary duty; or (iv) Mr. West willfully and materially breaches (x) the restrictive covenants described in the West Agreement or (y) certain material written policies of EDMC, as in effect on the effective date of the West Agreement.

Upon an eligible termination for any reason, Mr. West will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable Company arrangements. Under the West Agreement, if Mr. West is terminated during his term other than for cause, or by Mr. West for good reason, Mr. West is entitled to a lump sum severance payment of (i) one and one-half times (or two times if the date of termination is in anticipation of or within two years following a change of control, as defined in the 2006 Stock Option Plan) the sum of Mr. West’s base salary plus the target annual bonus and (ii) a pro-rata annual bonus based on his target annual bonus. “Good reason”, as that term is used above, includes (a) any material diminution of authorities, titles or offices, (b) any change in the reporting structure such that Mr. West reports to someone other than the Chief Executive Officer, (c) a relocation of primary place of employment by more than 50 miles, (d) a material breach of ours of any material obligation to Mr. West and (e) any failure of ours to obtain the assumption in writing of our obligation to perform the West Agreement by any successor following a change of control. If we terminate the West Agreement effective upon expiration of the term with timely notice to Mr. West, and Mr. West elects to terminate his employment within 30 days after the end of the term, then such termination will be treated as a termination without cause under the West Agreement.

The West Agreement contains non-competition, non-solicitation and confidentiality covenants. The non-competition provision continues for a period of 18 months following termination of employment. The West

Agreement provides that we would reimburse Mr. West for housing in Pittsburgh, Pennsylvania and weekly round trips to Philadelphia, Pennsylvania through August 2007 unless Mr. West earlier relocated to Pittsburgh, Pennsylvania. We also agreed to bear the cost of Mr. West’s relocation to Pittsburgh, Pennsylvania in accordance with our relocation policy. Mr. West relocated to Pittsburgh, Pennsylvania during fiscal 2007.

Other Executive Employment Agreements.  The employment agreements with Messrs. Finuf, Mazzoni and South include the following terms:

•	An initial three-year term commencing December 7, 2006, with one-year automatic renewals unless terminated on 180 days’ advance notice, provided that if we terminate the agreement effective upon expiration of the term with timely notice to the executive, and the executive elects to terminate his employment within 30 days after the end of the term, then such termination will be treated as a termination without cause under the employment agreement;

•	An annual base salary which is reviewed annually and may be adjusted upward by the Board of Directors, plus a target bonus based on a percentage of the executive’s annual salary;

•	Employee benefits under the various benefit plans and programs we maintain for our employees;

•	Participation in the EDMC stock option plan;

•	Monthly salary and bonus payments for 12 months upon a termination without “cause” or a resignation for “good reason”, provided that the period of monthly payments increases to two years if the termination without cause or resignation for good reason if the date of termination is in anticipation of or within two years following a change of control, as defined in the 2006 Stock Option Plan;

•	“Cause” means (i) the individual’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of disability); (ii) the individual is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) the individual engages in (x) gross negligence causing material harm to us or our business or reputation, (y) willful and material misconduct or (z) willful and material breach of fiduciary duty; or (iv) the individual willfully and materially breaches (x) the restrictive covenants described in his respective agreement or (y) certain material written policies, as in effect on the effective date of the agreement;

•	“Good reason” means the occurrence of any of the following events without either the individual’s prior written consent or full cure within 30 days after he gives written notice to us describing the event and requesting cure: (i) the reassignment to the individual to a position that is not a corporate officer level position or the assignment to the individual of duties that are not consistent with such corporate officer level position; (ii) any relocation of the individual’s principal place of employment; (iii) any material breach by us or any of our affiliates of any material obligation to the individual; (iv) any failure of ours to obtain the assumption in writing of our obligation to perform his respective agreement by any successor to all or substantially all of our assets within 15 days after any merger, consolidation, sale or similar transaction, except where such assumption occurs by operation of law; or, (v) solely with respect to Mr. South, a material diminution of his responsibilities with the Company, his removal as Chancellor of South University or the requirement that he work on a full-time basis at the Company’s corporate offices or a more regular basis outside of Savannah, GA than he did prior to the execution of his employment agreement;

•	Noncompetition, confidentiality and nonsolicitation restrictive covenants for a period of 12 months after termination of employment;

•	In the event of the executive’s disability, continuation of all compensation and benefits through the earlier to occur of the next anniversary of the date of the employment agreement or the date of the executive’s death, provided that the obligation to pay the executive’s base salary will be reduced by the amounts paid to the executive under any long-term disability insurance plan that we sponsor or otherwise maintain and that in no event will our total annual obligation for base salary payments to the executive be greater than an amount equal to two-thirds of the executive’s base salary;

•	In the event of the executive’s death, six months of salary, a pro-rata bonus for the year of death and six months of bonus payments based on the higher of (i) the average bonus paid to the executive in each of the last three years, and (ii) the bonus paid to the executive in the most recent 12 month period (annualized for any partial year payments); and

•	Solely with respect to Mr. South, reimbursement for up to $160,000 per fiscal year in expenses incurred in connection with the use of his personal airplane for business purposes and reimbursement for the fees and expenses associated with the membership of several social clubs and business organizations.

The time-vested stock option agreements entered into with each of our executive officers provide for additional vesting in the event that the executive is terminated without cause or resigns for good reason prior to the executive’s time vested options becoming fully vested.

McKernan Employment Agreement.  Effective as of June 1, 2006, we entered into an employment agreement with Mr. McKernan, which was modified on February 13, 2007 and June 28, 2007 (the “McKernan Agreement”). The McKernan Agreement cancelled and superseded Mr. McKernan’s prior employment agreement, dated as of August 5, 2003. Mr. McKernan became our Executive Chairman in February 2007 when Mr. Nelson was hired as Chief Executive Officer and President. Effective January 1, 2009, Mr. McKernan became our non-executive Chairman. The McKernan Agreement provides that Mr. McKernan will receive an annual salary of $550,000, subject to review and discretionary increases by the Board of Directors, a target bonus of 125% of his annual salary and other employee benefits under the various benefit plans and programs we maintain for our employees. As of December 31, 2007, a “transition event” occurred under the McKernan Agreement and Mr. McKernan’s annual salary was decreased by 40% and he forfeited 40% of his nonvested stock options. Mr. McKernan will decrease his hours worked on behalf of the Company now that the transition event occurred and will be permitted to undertake other engagements that do not interfere with his obligations to the Company.

The McKernan Agreement is for a five-year term. We may terminate the McKernan Agreement with or without cause and Mr. McKernan may resign in each case, other than a termination for cause, upon 30 days’ advance written notice to the other party. Under the McKernan Agreement, “cause” means (i) Mr. McKernan’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of disability); (ii) Mr. McKernan is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) in carrying out his duties under the McKernan Agreement, Mr. McKernan engages in (x) gross negligence causing material harm to EDMC, its business or reputation, (y) willful and material misconduct or (z) willful and material breach of fiduciary duty; or (iv) Mr. McKernan willfully and materially breaches (x) the restrictive covenants described in the McKernan Agreement or (y) certain material written policies of EDMC, as in effect on the date of the McKernan Agreement.

If Mr. McKernan is terminated during his term other than for cause (as defined in the McKernan Agreement), or by Mr. McKernan for good reason, Mr. McKernan is entitled to a lump sum severance payment of (i) one and one-half times (or three times if the date of termination is within the first two-year period, or if it is in anticipation of or within two years following a change of control, as defined in the 2006 Stock Option Plan) the sum of his base salary plus the target annual bonus, and (ii) a pro-rata annual bonus based on his target annual bonus. “Good reason”, as that term is used above, includes (a) any material diminution of authorities, titles or offices, (b) any change in the reporting structure such that Mr. McKernan reports to someone other than the Board of Directors, (c) a relocation of primary place of employment by more than 50 miles, (d) a material breach of ours of any material obligation to Mr. McKernan, and (e) any failure of ours to obtain the assumption in writing of our obligation to perform the McKernan Agreement by any successor following any merger, consolidation, sale or similar transaction, except where the assumption occurs by operation of law. Mr. McKernan’s transition to non-executive Chairman did not constitute good reason under the McKernan Agreement.

The McKernan Agreement contains non-competition, non-solicitation and confidentiality covenants. The non-competition provision continues for a period of twenty-four months following termination of employment.

Mr. McKernan also purchased $3,000,000 of our common stock pursuant to a purchase agreement with the Principal Shareholders.

Outstanding Equity Awards at June 30, 2010

The following table provides information regarding outstanding stock options held by the Named Executive Officers at June 30, 2010.

	Option Awards
						Equity
						Incentive
						Plan
						Awards:
		Number of				Number of
		Securities		Number of		Securities
		Underlying		Securities		Underlying
		Unexercised		Underlying		Unexercised
		Options		Unexercised		Unearned	Option	Option
	Option	(#)		Options (#)		Options	Exercise	Expiration
	Grant Date	Exercisable		Unexercisable		(#)(1)	Price ($)	Date

Todd S. Nelson	3/9/2007	757,221	(2)	504,814	(2)	—	$12.29	3/8/2017
	3/9/2007	—		—		1,262,039	12.29	3/8/2017
	3/30/2007	67,105	(3)	44,737	(3)	—	12.29	3/29/2017
	10/1/2009	—		223,685	(4)	—	18.00	9/30/2019
Edward H. West	8/1/2006	244,876	(5)	61,219	(5)	—	11.18	5/31/2016
	8/1/2006	—		—		306,095	11.18	5/31/2016
	6/28/2007	27,548	(6)	18,365	(6)	—	13.41	6/27/2017
	6/28/2007	—		—		45,913	13.41	6/27/2017
	10/1/2009	—		447,370	(4)	—	18.00	9/30/2019
Danny D. Finuf	12/5/2006	33,105	(5)	8,276	(5)	—	11.18	5/31/2016
	12/5/2006	—		—		41,381	11.18	5/31/2016
	6/28/2007	3,723	(6)	2,482	(6)	—	13.41	6/27/2017
	6/28/2007	—		—		6,205	13.41	6/27/2017
	10/1/2009	—		22,369	(4)	—	18.00	9/30/2019
John M. Mazzoni	12/5/2006	118,463	(5)	29,616	(5)	—	11.18	5/31/2016
	12/5/2006	—		—		148,079	11.18	5/31/2016
	6/28/2007	13,327	(6)	8,884	(6)	—	13.41	6/27/2017
	6/28/2007	—		—		22,211	13.41	6/27/2017
	10/1/2009	—		22,369	(4)	—	18.00	9/30/2019
John T. South, III	12/5/2006	79,810	(5)	19,953	(5)	—	11.18	5/31/2016
	12/5/2006	—		—		99,763	11.18	5/31/2016
	6/28/2007	8,978	(6)	5,986	(6)	—	13.41	6/27/2017
	6/28/2007	—		—		14,964	13.41	6/27/2017
	10/1/2009	—		22,369	(4)	—	18.00	9/30/2019

(1)	Represents performance-vested stock options that vest based on investment returns to the investment funds associated with the Principal Shareholders which invested in EDMC in connection with the Transaction.

(2)	Represents time-based stock options which vest over a five-year period, 20% of which vested on March 9, 2008, one year from the date of grant, and 20% of which vests on each of the next four anniversaries of the date of grant.

(3)	Represents time-based stock options which vest over a five-year period, 20% of which vested on March 30, 2008, one year from the date of grant, and 20% of which vests on each of the next four anniversaries of the date of grant.

(4)	Represents time-based stock options which vest over a four-year period, 25% of which vested on October 1, 2010, one year from the date of grant, and 25% of which vests on each of the next three anniversaries of the date of grant.

(5)	Represents time-based stock options which vest over a five-year period, 20% of which vested on June 1, 2007 and 20% of which vests on June 1 of the next four years.

(6)	Represents time-based stock options which vest over a five-year period, 20% of which vested on June 28, 2008, one year from the date of grant, and 20% of which vests on each of the next four anniversaries of the date of grant.

Options Exercised and Stock Vested during the Fiscal Year Ended June 30, 2010

None of the Named Executive Officers exercised any stock options during fiscal 2010.

Pension Benefits

None of the Named Executive Officers receive pension benefits.

Nonqualified Deferred Compensation

The following table sets forth the nonqualified deferred compensation received by the Named Executive Officers during fiscal 2010.

	Aggregate	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Balance	Contributions	Contributions	Earnings	Withdrawals/	Balance
	at 6/30/09	in Fiscal 2010	in Fiscal 2010*	in Fiscal 2010	Distributions	at 6/30/10

Todd S. Nelson	$—	$—	$—	$—	$—	$—
Edward H. West	103,689	—	58,097	22,469	—	184,255
Danny D. Finuf	—	—	—	—	—	—
John M. Mazzoni	139,105	4,495	24,776	20,514	—	188,890
John T. South, III	84,277	—	22,184	12,891	—	119,352

*	The amounts in this column are reported as compensation in the All Other Compensation column of the Summary Compensation Table.

We have a nonqualified deferred compensation plan for key executives, officers and certain other employees to allow compensation deferrals in addition to the amounts that may be deferred under the 401(k) plan. Participants in the deferred compensation plan may defer up to 100% of their annual cash compensation. While we do not match any portion of a participant’s contribution to the deferred compensation plan, participants who do not receive the full employer match on their contribution to the 401(k) plan due to Internal Revenue Code limitations on individual contributions to the 401(k) plan may have the matching contribution they would have received absent the Internal Revenue Code limitation contributed to the deferred compensation plan on their behalf. We currently match 100% of employee contributions to the 401(k) plan for up to 3% of compensation and 50% of employee contributions between 4% and 6% of compensation. The investment options available in the deferred compensation plan are similar to those offered in the 401(k) plan, except that one managed investment fund available to participants in the 401(k) plan is not an investment option for the deferred compensation plan and one managed investment fund available to participants in the deferred compensation plan is not available to 401(k) plan participants. Plan benefits are paid from our assets.

Potential Payments Upon Termination or Change-in-Control

This section describes payments that may be made to the Company’s Named Executive Officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on June 30, 2010 (except as otherwise noted). All payments to an executive described below are conditioned on the executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims.

We may terminate the employment agreements with each of the Named Executive Officers with or without cause and the executive may resign in each case, other than a termination for cause, upon 30 days’ advance written notice to the other party. Upon an eligible termination for any reason, the executive will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If the executive is terminated for cause or if the executive terminates his employment other than for good reason, any annual bonus earned will be forfeited.

The terms “cause” and “good reason” for each executive employment agreement are described above under “Employment Agreements.”

The term “change in control” for each executive employment generally means a transaction or occurrence immediately following which the Principal Shareholders, in the aggregate, cease to beneficially own securities of the Company representing a majority of the outstanding voting power entitled generally to vote for the election of directors.

Other material terms of the employment agreements with the Named Executive Officers addressing payments upon termination or a change of control are as follows:

Todd S. Nelson

If Mr. Nelson is terminated by the Company other than for cause, or if Mr. Nelson terminates his employment with good reason, Mr. Nelson is entitled to a lump sum severance payment equal to (i) one and one-half times (or three times if the termination is in anticipation of or within two years after a change in control) the sum of his annual base salary plus his target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. Mr. Nelson is also entitled to reimbursement for COBRA premiums in the amount of COBRA premiums charged to Mr. Nelson minus the amount charged to actively employed senior executives for like coverage not to exceed 18 months.

In addition, the Nelson Agreement will terminate prior to its scheduled expiration date in the event of Mr. Nelson’s death or disability. In the event of his death or disability during the employment term, the Company will pay Mr. Nelson or his estate, as applicable, in addition to any accrued unpaid amounts, his pro-rated annual bonus for the year of such termination.

Edward H. West

If Mr. West is terminated by the Company other than for cause, or if Mr. West terminates his employment with good reason, then Mr. West is entitled to a lump sum severance payment of (i) one and one-half times (or two times if the date of termination is in anticipation of or within two years following a change in control) the sum of Mr. West’s base salary plus the target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. Mr. West is also entitled to reimbursement for COBRA premiums, in the amount of COBRA premiums charged to Mr. West minus the amount charged to actively employed senior executives for like coverage not to exceed 18 months.

In addition, the West Agreement will terminate prior to its scheduled expiration date in the event of death or disability. In the event of Mr. West’s death during the employment term, we will continue to pay any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements in addition to a pro-rated annual bonus payment based on his target annual bonus for the year of such termination.

Agreements with Messrs. Finuf, Mazzoni and South

If any of Messrs. Finuf, Mazzoni or South is terminated by the Company other than for cause, or any of the executives terminates his employment with good reason, then the executive is entitled to severance payment of (i) one times (or two times if the termination is in anticipation of or within two years following a change in control) the sum of the executive’s base salary plus the target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. Severance payments are made on a monthly basis except in the event of a termination in anticipation of or within two years following a change of control, in which case the payment will be made in a lump sum. Each executive is also entitled to continuation of welfare benefits minus the amount charged to actively employed senior executives for like coverage not to exceed twelve months.

In addition, the employment agreements with Messrs. Finuf, Mazzoni and South will terminate prior to their respective scheduled expiration date in the event of death or disability. In the event of the executive’s death during the employment term, we will continue to pay to the executive’s designee or his estate the executive’s base salary and pro rata target annual bonus for a period of six months in addition to a pro-rated annual bonus payment based on his target annual bonus for the year of such termination. In the event of the executive’s disability, the employment agreement will not terminate until the anniversary date of the agreement next following the date that the executive is determined to be disabled. For the period from the date the executive is determined to be disabled through the earlier of the next anniversary date of the date of the employment agreement or the date of the executive’s death, we will continue to provide the executive all compensation and benefits provided for under the agreement, provided that our obligation to pay the executive’s base salary will be reduced by the amounts paid to the executive under any long-term disability insurance plan and our total annual obligation for the executive’s base salary will not exceed two-thirds of the executive’s base salary.

Table of Benefits Upon Termination Events

The following tables show potential payments to the Named Executive Officers upon termination of employment assuming a June 30, 2010 termination date. In connection with the amounts shown in the table, stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event is equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the market value of the stock on June 30, 2010.

Todd S. Nelson

			For Cause	Change in
	Without Cause		or Without	Control or
	or For Good		Good	Sale of
	Reason		Reason	Business(1)		Disability	Death

Compensation:
Base Salary and Target Bonus	$2,050,190	(2)	$—	$4,100,381	(3)	$—	$—
Target Bonus in Year of Termination	759,330		—	759,330		759,330	759,330
Stock Options(4)	4,066,676		2,440,006	4,066,676		2,440,006	2,440,006
Benefits and Perquisites:
Health and Welfare Benefits(5)	27,657		—	27,657		—	—
Outplacement Services	—		—	—		—	—
Life Insurance Proceeds	—		—	—		—	500,000
Disability Benefits	—		—	—		—	—
Accrued Vacation Pay	42,055		42,055	42,055		42,055	42,055
Excise Tax and Gross-Up	—		—	—		—	—

Total:	$6,945,908		$2,482,061	$8,996,099		$3,241,391	$3,741,391

(1)	Applicable if Mr. Nelson is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.

(2)	Consists of one and one-half times the sum of (i) fiscal 2010 base salary, and (ii) fiscal 2010 target incentive bonus.

(3)	Consists of three times the sum of (i) fiscal 2010 base salary, and (ii) fiscal 2010 target incentive bonus.

(4)	Assumes fair market value of $15.25 per share, the closing price of our stock on June 30, 2010. Mr. Nelson’s time-vested stock options become fully vested upon a change in control of EDMC. In the event that Mr. Nelson is terminated other than for cause or terminates his employment for good reason, an additional 20% of his time-vested stock options granted March 9, 2007 and March 30, 2007 will vest on each of the next two anniversaries of the date of grant and an additional 25% of his options granted October 1, 2009 will vest on the next anniversary of the date of grant. In the event that Mr. Nelson is terminated for cause, his right to exercise his stock options terminates upon the effectiveness of the termination while he may exercise any vested stock options during the 30-day period following termination of employment by Mr. Nelson without good reason. For purposes of the table, we have assumed that Mr. Nelson exercises his vested stock options with an exercise price less than the fair market value of our stock on June 30, 2010 prior to a termination for cause or within 30 days after a termination by Mr. Nelson without good reason. Amount does not include any vesting of performance vested stock options because the vesting of such options is based on cash returns to the Principal Shareholders from sales of common stock they purchased in connection with the Transaction, none of which have occurred as of June 30, 2010.

(5)	Amount equals the Company’s estimated expense of providing Mr. Nelson with COBRA health insurance benefits for 18 months after termination.

Edward H. West

			For Cause	Change in
	Without Cause		or Without	Control or
	or For Good		Good	Sale of
	Reason		Reason	Business(1)		Disability	Death

Compensation:
Base Salary and Target Bonus	$1,802,593	(2)	$—	$2,403,457	(3)	$—	$—
Target Bonus in Year of Termination	667,627		—	667,627		667,627	667,627
Stock Options(4)	1,313,391		1,047,333	1,330,287		1,047,333	1,047,333
Benefits and Perquisites:
Health and Welfare Benefits(5)	27,657		—	27,657		—	—
Outplacement Services	—		—	—		—	—
Life Insurance Proceeds	—		—	—		—	500,000
Disability Benefits			—				—
Accrued Vacation Pay	12,325		12,325	12,325		12,325	12,325
Excise Tax and Gross-Up	—		—	—		—	—

Total:	$3,823,593		$1,059,658	$4,441,353		$1,727,285	$2,227,285

(1)	Applicable if Mr. West is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.

(2)	Consists of one and one-half times the sum of (i) fiscal 2010 base salary, and (ii) fiscal 2010 target incentive bonus.

(3)	Consists of two times the sum of (i) fiscal 2010 base salary, and (ii) fiscal 2010 target incentive bonus.

(4)	Assumes fair market value of $15.25 per share, the closing price of our stock on June 30, 2010. Mr. West’s time-vested stock options become fully vested upon a change in control of EDMC. In the event that Mr. West is terminated other than for cause or terminates his employment for good reason, an additional (i) 20% of his time-vested stock options will vest on the anniversary of the date of grant of his options dated August 1, 2006 and on each of the next two anniversaries of the date of grant of his options dated June 28, 2007, and (ii) 25% of his options granted October 1, 2009 will vest on the next anniversary of the date of grant. In the event that Mr. West is terminated for cause, his right to exercise his stock options terminates upon the effectiveness of the termination while he may exercise any vested stock options during the 30-day period following termination of employment by Mr. West without good reason. For purposes of the table, we have assumed that Mr. West exercises his vested stock options with an exercise price less than the fair market value of our stock on June 30, 2010 prior to a termination for cause or within 30 days after a termination by Mr. West without good reason. Amount does not include any vesting of performance-vested stock options because the vesting of such options is based on cash returns to the Principal Shareholders from sales of common stock they purchased in connection with the Transaction, none of which have occurred as of June 30, 2010.

(5)	Amount equals the Company’s estimated expense of providing Mr. West with COBRA health insurance benefits for 18 months after termination.

Danny D. Finuf

			For Cause	Change in
	Without Cause		or Without	Control or
	or For Good		Good	Sale of
	Reason		Reason	Business(1)		Disability		Death

Compensation:
Base Salary and Target Bonus	$614,460	(2)	$—	$1,228,920	(3)	$506,660	(4)	$452,760	(5)
Target Bonus in Year of Termination	291,060		—	291,060		—		157,369	(6)
Stock Options(7)	177,554		141,587	179,838		141,587		141,587
Benefits and Perquisites:
Health and Welfare Benefits(8)	14,817		—	14,817		14,817		—
Outplacement Services	25,000		—	25,000		—		—
Life Insurance Proceeds	—		—	—		—		500,000
Disability Benefits	—		—	—		—		—
Accrued Vacation Pay	17,414		17,414	17,414		17,414		17,414
Excise Tax and Gross-Up	—		—	—		—		—

Total:	$1,140,305		$159,001	$1,757,049		$680,478		$1,269,130

(1)	Applicable if Mr. Finuf is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.

(2)	Consists of the sum of (i) fiscal 2010 base salary, and (ii) fiscal 2010 target incentive bonus.

(3)	Consists of two times the sum of (i) fiscal 2010 base salary, and (ii) fiscal 2010 target incentive bonus.

(4)	Consists of the sum of (i) two-thirds of Mr. Finuf’s base salary for fiscal 2010 and (ii) fiscal 2010 target incentive bonus.

(5)	Consists of the sum of (i) one-half of Mr. Finuf’s fiscal 2010 base salary and (ii) fiscal 2010 target incentive bonus.

(6)	Equals one-half of the average of the bonuses paid to Mr. Finuf during the three most recent fiscal years.

(7)	Assumes fair market value of $15.25 per share, the closing price of our stock on June 30, 2010. Mr. Finuf’s time-vested stock options become fully vested upon a change in control of EDMC. In the event that Mr. Finuf is terminated other than for cause or terminates his employment for good reason, an additional 20% of his time-vested stock options granted December 5, 2006 and June 27, 2007 will vest on the next anniversary of the date of grant and an additional 25% of his stock options granted October 1, 2009 will vest on the next anniversary of the date of grant. In the event that Mr. Finuf is terminated for cause, his right to exercise his stock options terminates upon the effectiveness of the termination while he may exercise any vested stock options during the 30-day period following termination of employment by Mr. Finuf without good reason. For purposes of the table, we have assumed that Mr. Finuf exercises his vested stock options with an exercise price less than the fair market value of our stock on June 30, 2010 prior to a termination for cause or within 30 days after a termination by Mr. Finuf without good reason. Amount does not include any vesting of performance-vested stock options because the vesting of such options is based on cash returns to the Principal Shareholders from sales of common stock they purchased in connection with the Transaction, none of which have occurred as of June 30, 2010.

(8)	Amount equals the Company’s estimated expense of providing Mr. Finuf with health and welfare benefits for twelve months after termination.

John M. Mazzoni

			For Cause	Change in
	Without Cause		or Without	Control or
	or For Good		Good	Sale of
	Reason		Reason	Business(1)		Disability		Death

Compensation:
Base Salary and Target Bonus	$642,205	(2)	$—	$1,284,409	(3)	$529,537	(4)	$473,203	(5)
Target Bonus in Year of Termination	304,202		—	304,202		—		198,053	(6)
Stock Options(7)	635,376		506,666	643,550		506,666		506,666
Benefits and Perquisites:
Health and Welfare Benefits(8)	1,425		—	1,425		1,425		—
Outplacement Services	25,000		—	25,000		—		—
Life Insurance Proceeds	—		—	—		—		500,000
Disability Benefits	—		—	—		—		—
Accrued Vacation Pay	—		—	—		—		—
Excise Tax and Gross-Up	—		—	—		—		—

Total:	$1,608,208		$506,666	$2,258,586		$1,037,628		$1,677,922

(1)	Applicable if Mr. Mazzoni is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.

(2)	Consists of the sum of (i) fiscal 2010 base salary, and (ii) fiscal 2010 target incentive bonus.

(3)	Consists of two times the sum of (i) fiscal 2010 base salary, and (ii) fiscal 2010 target incentive bonus.

(4)	Consists of the sum of (i) two-thirds of Mr. Mazzoni’s base salary for fiscal 2010 and (ii) fiscal 2010 target incentive bonus.

(5)	Consists of the sum of (i) one-half of Mr. Mazzoni’s fiscal 2010 base salary and (ii) fiscal 2010 target incentive bonus.

(6)	Equals one-half of the average of the bonuses paid to Mr. Mazzoni during the three most recent fiscal years.

(7)	Assumes fair market value of $15.25 per share, the closing price of our stock on June 30, 2010. Mr. Mazzoni’s time-vested stock options become fully vested upon a change in control of EDMC. In the event that Mr. Mazzoni is terminated other than for cause or terminates his employment for good reason, an additional 20% of his time-vested stock options granted December 5, 2006 and June 27, 2007 will vest on the next anniversary of the date of grant and an additional 25% of his stock options granted October 1, 2009 will vest on the next anniversary of the date of grant. In the event that Mr. Mazzoni is terminated for cause, his right to exercise his stock options terminates upon the effectiveness of the termination while he may exercise any vested stock options during the 30-day period following termination of employment by Mr. Mazzoni without good reason. For purposes of the table, we have assumed that Mr. Mazzoni exercises his vested stock options with an exercise price less than the fair market value of our stock on June 30, 2010 prior to a termination for cause or within 30 days after a termination by Mr. Mazzoni without good reason. Amount does not include any vesting of performance-vested stock options because the vesting of such options is based on cash returns to the Principal Shareholders from sales of common stock they purchased in connection with the Transaction, none of which have occurred as of June 30, 2010.

(8)	Amount equals the Company’s estimated expense of providing Mr. Mazzoni with health and welfare benefits for twelve months after termination.

John T. South, III

			For Cause	Change in
	Without Cause		or Without	Control or
	or For Good		Good	Sale of
	Reason		Reason	Business(1)		Disability		Death

Compensation:
Base Salary and Target Bonus	$597,376	(2)	$—	$1,194,751	(3)	$486,751	(4)	$431,438	(5)
Target Bonus in Year of Termination	265,500		—	265,500		—		162,732	(6)
Stock Options(7)	428,062		341,349	433,569		341,349		341,349
Benefits and Perquisites:
Health and Welfare Benefits(8)	15,224		—	15,224		15,224		—
Outplacement Services(9)	25,000		—	25,000		—		—
Life Insurance Proceeds	—		—	—		—		500,000
Disability Benefits	—		—	—		—		—
Accrued Vacation Pay	25,529		25,529	25,529		25,529		25,529
Excise Tax and Gross-Up	—		—	—		—		—

Total:	$1,356,691		$366,878	$1,959,573		$868,853		$1,461,048

(1)	Applicable if Mr. South is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.

(2)	Consists of the sum of (i) fiscal 2010 base salary, and (ii) fiscal 2010 target incentive bonus.

(3)	Consists of two times the sum of (i) fiscal 2010 base salary, and (ii) fiscal 2010 target incentive bonus.

(4)	Consists of the sum of (i) two-thirds of Mr. South’s base salary for fiscal 2010 and (ii) fiscal 2010 target incentive bonus.

(5)	Consists of the sum of (i) one-half of Mr. South’s fiscal 2010 base salary and (ii) fiscal 2010 target incentive bonus.

(6)	Equals one-half of the average of the bonuses paid to Mr. South during the three most recent fiscal years.

(7)	Assumes fair market value of $15.25 per share, the closing price of our stock on June 30, 2010. Mr. South’s time-vested stock options become fully vested upon a change in control of EDMC. In the event that Mr. South is terminated other than for cause or terminates his employment for good reason, an additional 20% of his time-vested stock options granted December 5, 2006 and June 27, 2007 will vest on the next anniversary of the date of grant and an additional 25% of his stock options granted October 1, 2009 will vest on the next anniversary of the date of grant. In the event that Mr. South is terminated for cause, his right to exercise his stock options terminates upon the effectiveness of the termination while he may exercise any vested stock options during the 30-day period following termination of employment by Mr. South without good reason. For purposes of the table, we have assumed that Mr. South exercises his vested stock options with an exercise price less than the fair market value of our stock on June 30, 2010 prior to a termination for cause or within 30 days after a termination by Mr. South without good reason. Amount does not include any vesting of performance-vested stock options because the vesting of such options is based on cash returns to the Principal Shareholders from sales of common stock they purchased in connection with the Transaction, none of which have occurred as of June 30, 2010.

(8)	Amount equals the Company’s estimated expense of providing Mr. South with health and welfare benefits for twelve months after termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

Our Audit Committee is responsible under its charter for the review, approval or ratification of “related-person transactions” between us or our subsidiaries and related persons. Prior to our initial public offering, the Board of Directors reviewed and approved transactions with related persons. “Related person” refers to a person or entity who is, or at any point since the beginning of the last fiscal year was, a director, officer, nominee for director or five percent shareholder of us, and their immediate family members. The Audit Committee does not have a written policy regarding the approval of related person transactions. The Audit Committee applies its review procedures as a part of its standard operating procedures. In the course of its review and approval or ratification of a related person transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our shareholders; and

•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Audit Committee at which the transaction is considered. During fiscal 2010, no related person engaged in a transaction with the Company exceeding $120,000, except as discussed below.

Shareholders Agreement

In connection with our initial public offering, certain of our shareholders, including the Sponsors, entered into a shareholders agreement, which we refer to as our “Shareholders Agreement,” that provides for the rights of Sponsors to appoint members to our Board of Directors and contains certain provisions relating to transfer restrictions. Under the terms of the Shareholders Agreement, certain private equity funds affiliated with Providence Equity Partners and certain private equity funds affiliated with Goldman Sachs Capital Partners each have the right to appoint two members to our Board of Directors, and Leeds Equity Partners has the right to appoint one member to our Board of Directors. The respective rights of Providence Equity Partners and Goldman Sachs Capital Partners to appoint directors will be reduced to the right to appoint one director if such Sponsor’s stock ownership drops below 10% of the outstanding shares of our common stock, and the right of each Sponsor to appoint directors will be eliminated if that Sponsor’s stock ownership drops below 2% of the outstanding shares of our common stock. The Shareholders Agreement also contains provisions regarding drag-along rights, tag-along rights and other transfer restrictions.

Sponsor Management Agreement

Upon completion of the Transaction, we entered into a Sponsor Management Agreement with affiliates of each of the Sponsors pursuant to which those affiliates of the Sponsors agreed to provide us with certain financial and strategic advisory services, including financial and structural analysis, due diligence investigations, advice regarding corporate strategy, debt and equity offerings, and acquisition strategy, and other advice related to these services. Under the Sponsor Management Agreement, affiliates of the Sponsors received an aggregate annual management fee equal to $5.0 million and reimbursement for out-of-pocket expenses incurred by them or their affiliates in connection with the provision of services pursuant to the Sponsor Management Agreement. The Sponsor Management Agreement included customary indemnification provisions in favor of these affiliates of the Sponsors and their respective affiliates and representatives.

Upon our initial public offering, all of the provisions of the Sponsor Management Agreement terminated, other than the provisions relating to indemnification. EDMC paid affiliates of the Sponsors an aggregate lump sum payment of approximately $29.6 million in connection with the termination of the Sponsor Management Agreement.

Registration Rights Agreement

In connection with the Transaction, we entered into a registration rights agreement, which was subsequently joined by Leeds Equity Partners and certain management shareholders, with certain private equity funds affiliated with Providence Equity Partners and Goldman Sachs Capital Partners and certain other institutional investors. The registration rights agreement grants to these private equity funds the right, beginning 180 days following the completion of our initial public offering, to cause us, at our expense, to use our reasonable best efforts to register shares of common stock held by the private equity funds and any securities issued in replacement of or in exchange for such shares of common stock for public resale, subject to certain limitations. The exercise of this right will be limited to three requests by the private equity funds affiliated with each of Providence Equity Partners and Goldman Sachs Capital Partners. In the event that we register any of our common stock, these private equity funds and the other shareholders party to the registration rights agreement also have the right to require us to use our reasonable best efforts to include shares of our common stock held by them in such registration, subject to certain limitations, including as determined by the applicable underwriters. The registration rights agreement also provides for our indemnification of the shareholders party to that agreement and their affiliates in connection with the registration of their securities.

Other Relationships

South University, which is a wholly-owned subsidiary of the Company, leases five of the buildings it occupies from two separate entities owned by John T. South, III, one of our executive officers. Total rental payments under these arrangements were approximately $1.7 million in fiscal 2010. These leases were renewed in September 2009 and annual rental payments will be approximately $2.2 million in fiscal 2011.

We license student information system software from Campus Management Corp., which is owned by an investment fund associated with Leeds Equity Partners. Jeffrey T. Leeds serves on our Board of Directors as a designee of Leeds Equity Partners under the Shareholders Agreement and is President of Leeds Equity Partners. During fiscal 2010, we paid licensing, maintenance and consulting fees to Campus Management Corp. of approximately $0.6 million. We also use PeopleScout, Inc., d/b/a StudentScout, for contact management services when processing some of our inquiries from prospective students. StudentScout is owned by investment funds associated with Leeds Equity Partners. During fiscal 2010, we paid servicing fees to StudentScout of approximately $1.4 million.

In June 2006, we entered into a five-year interest rate swap agreement in the amount of $375.0 million with an affiliate of Goldman Sachs Capital Partners, one of the Sponsors. The terms of the interest rate swap agreement are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2010. The beneficial stock ownership of Goldman Sachs Capital Partners in EDMC is described in “Security Ownership of Certain Beneficial Owners and Management.” Adrian M. Jones and Mick J. Beekhuizen are designees of Goldman Sachs Capital Partners on our Board of Directors under the terms of the Shareholders Agreement.

Goldman Sachs & Co., an affiliate of Goldman Sachs Capital Partners, participated as one of the joint book-running managers of our initial public offering which was completed in October 2009. This affiliate was paid $5.5 million pursuant to a customary underwriting agreement among the Company and several underwriters. In addition, we paid an affiliate of Goldman Sachs Capital Partners approximately $0.5 million in tender offer fees related to two debt repurchases that occurred during fiscal 2010.

We also do business with several companies affiliated with Providence Equity Partners, one of the Sponsors. Paul J. Salem and Peter O. Wilde are designees of Providence Equity Partners on our Board of Directors under the Shareholders Agreement. During fiscal 2010 we purchased approximately $6.7 million of personal computers and related equipment from CDW Corporation and its affiliates, the largest of which is CDW Government, Inc. We also paid NexTag, Inc. approximately $1.6 million for marketing lead generation services in fiscal 2010. We also use Assessment Technologies Institute, LLC for computer software that tests the skills of our students in various academic fields. During fiscal 2010, we paid Assessment Technologies Institute, LLC approximately $0.5 million.

Expense Reimbursement to the Sponsors

Prior to the termination of the Sponsor Management Agreement, we reimbursed the Sponsors for certain travel-related expenses of their employees in connection with meetings of our Board of Directors and other meetings related to the management and monitoring of our business by the Sponsors. During fiscal 2010, we paid approximately $0.1 million in aggregate total expense reimbursements to the Sponsors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee, during fiscal 2010 or as of the date of this Proxy Statement, is or has been an officer or employee of the Company, and no executive officer of the Company served on the Compensation Committee or board of any company that employed any member of the Compensation Committee or the Board.

COMMUNICATIONS WITH DIRECTORS

Any interested parties may contact any individual director, the Board, the non-management directors as a group or any other group or committee of directors, by calling (412) 562-0900 or by submitting such communications in writing to the director or directors, at the following address:

Education Management Corporation
c/o Secretary
210 Sixth Avenue, 33rd Floor
Pittsburgh, Pennsylvania 15222

Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company’s Board using the above address. All communications received as set forth above will be opened by the office of the Secretary for the purpose of determining whether the contents represent a message to our directors. Materials that are not in the nature of advertising or promotions of a product or service or patently offensive will be forwarded to the individual director, or to the Board or to each director who is a member of the group or committee to which the envelope is addressed.

2011 SHAREHOLDER PROPOSALS

If you wish to submit proposals intended to be presented at our 2011 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by us at our principal executive offices no later than June 8, 2011, and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2011 proxy statement and proxy.

Any shareholder who wishes to bring a proposal outside the processes of Rule 14a-8 under the Exchange Act must provide written notice of the proposal to us at our principal executive offices no earlier than July 8, 2011 and no later than August 7, 2011; provided, however, that in the event that the 2011 Annual Meeting of Shareholders is called for a date that is not within 30 days before or after November 5, 2011, notice by shareholders in order to be timely must be received not later than the close of business on the fifth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Shareholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

OTHER MATTERS; DIRECTIONS

On the date of this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted in accordance with the best judgment of the person or persons voting such proxies. Directions to the Annual Meeting can be obtained by contacting EDMC’s Investor Relations at (412) 562-0900.

2010 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for 2010 has been mailed to all shareholders entitled to notice of and to vote at the 2010 Annual Meeting of Shareholders. Our report on Form 10-K, as defined, is not incorporated into this Proxy Statement and shall not be deemed to be solicitation material. A copy of our Form 10-K is also available without charge from our Company website at www.edmc.edu under “Investor Relations” or upon written request to: Investor Relations, Education Management Corporation, 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222.

YOUR VOTE IS IMPORTANT.  PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE ENCLOSED PROXY CARD.

By order of the Board of Directors,

J. Devitt Kramer
Senior Vice President, General Counsel and Secretary

October 6, 2010
Pittsburgh, Pennsylvania

ANNUAL MEETING OF SHAREHOLDERS OF
EDUCATION MANAGEMENT CORPORATION
November 5, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.proxyvote.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
↓  Please detach along perforated line and mail in the envelope provided.  ↓

21030000000000001000 9	110510

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR FISCAL YEAR 2011.	☐	☐	☐
NOMINEES:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

☐	FOR ALL NOMINEES	O	Todd S. Nelson
		O	Mick J. Beekhuizen
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O O	Samuel C. Cowley Adrian M. Jones
		O	Jeffrey T. Leeds
☐	FOR ALL EXCEPT (See instructions below)	O O	John R. McKernan, Jr. Leo F. Mullin
		O	Michael K. Powell
		O	Paul J. Salem
		O	Peter O. Wilde

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EDUCATION MANAGEMENT CORPORATION
Proxy for Annual Meeting of Shareholders on November 5, 2010
Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints Todd S. Nelson and Edward H. West, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Education Management Corporation, to be held November 5, 2010 at the Pyramid Club, 1735 Market Street, Philadelphia, Pennsylvania, and at any adjournments or postponements thereof, as follows:
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
EDUCATION MANAGEMENT CORPORATION
November 5, 2010
PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
Vote online until 11:59 PM EDT the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.proxyvote.com
↓     Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.      ↓

21030000000000001000 9	110510

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR FISCAL YEAR 2011.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O	Todd S. Nelson

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

		O	Mick J. Beekhuizen
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O O	Samuel C. Cowley Adrian M. Jones
		O	Jeffrey T. Leeds
☐	FOR ALL EXCEPT (See instructions below)	O O	John R. McKernan, Jr. Leo F. Mullin
		O	Michael K. Powell
		O	Paul J. Salem
		O	Peter O. Wilde

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.